Client Id: 77 THOMSON REUTERS STREETEVENTS EDITED TRANSCRIPT ANF - Abercrombie & Fitch Co Investor Day 2018 - New York EVENT DATE/TIME: APRIL 25, 2018 / 1:00PM GMT THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

Client Id: 77 C O R P O R A T E P A R T I C I P A N T S Brian P. Logan Abercrombie & Fitch Co. - VP of Finance & Controller Fran Horowitz-Bonadies Abercrombie & Fitch Co. - CEO & Director Joanne C. Crevoiserat Abercrombie & Fitch Co. - Executive VP & COO Kristin Scott Abercrombie & Fitch Co. - President of Hollister Brand Scott D. Lipesky Abercrombie & Fitch Co. - Senior VP & CFO Stacia J. Andersen Abercrombie & Fitch Co. - President of Abercrombie & Fitch/Abercrombie Kids Brand C O N F E R E N C E C A L L P A R T I C I P A N T S Brian Jay Tunick RBC Capital Markets, LLC, Research Division - MD and Analyst Dana Lauren Telsey Telsey Advisory Group LLC - CEO & Chief Risk Officer Douglas Drummond Wolfe Research, LLC - Research Analyst Dylan Douglas Carden William Blair & Company L.L.C., Research Division - Analyst Janet Kloppenburg Janine M. Stichter Jefferies LLC, Research Division - Equity Associate Kimberly Conroy Greenberger Morgan Stanley, Research Division - MD Lorraine Corrine Maikis Hutchinson BofA Merrill Lynch, Research Division - MD in Equity Research and Consumer Sector Head in Equity Research Marni Shapiro The Retail Tracker - Co-Founder Matthew Robert Boss JP Morgan Chase & Co, Research Division - MD and Senior Analyst Susan Kay Anderson B. Riley FBR, Inc., Research Division - Analyst Tiffany Ann Kanaga Deutsche Bank AG, Research Division - Research Associate P R E S E N T A T I O N Brian P. Logan - Abercrombie & Fitch Co. - VP of Finance & Controller Good morning, everyone, and welcome to Abercrombie and Fitch's 2018 Investor Day. Thanks for joining us, we're excited to have you here. And thanks to everyone who's joining on the webcast as well. We have full morning plan for you. As you can see, you will hear from a number of our leadership team members this morning. Following that presentations, we will hold a Q&A session to give you an opportunity to ask a few questions. Before we get started, I remind you that any forward-looking statements we may make today are subject to our Safe Harbor statement found in our SEC filings. In addition, all 2017 financial references are to our adjusted non-GAAP results. For additional information and reconciliation of GAAP to non-GAAP financial measures, please refer to our 10-K that was filed on April 2. With that, let's get things started with a brief video featuring our people and our campus as Fran makes her way onto the stage. (presentation) 2 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. APRIL 25, 2018 / 1:00PM, ANF - Abercrombie & Fitch Co Investor Day 2018 - New York

Client Id: 77 Fran Horowitz-Bonadies - Abercrombie & Fitch Co. - CEO & Director Good morning, everybody, and thank you for joining us today. A special thanks for those of you who made it through the New York City rain. I understand it was a bit difficult getting down here, so we appreciate that. And for those of you who have not visited with us in New Albany, Ohio, I hope that this video was somewhat of an eye-opener for all of you. It really helps support what I hope to accomplish today and the team hopes to accomplish today, which is introducing all of you to the new Abercrombie & Fitch, the one that you really don't know. That includes our culture, the true essence of the company, its people and what is always been true since, David Abercrombie, founded us 126 years ago with 1 store in New York City, 100 miles from the wilderness and it was filled with experience and adventure. Also, the transformation. The transformation that this company and its brands have been through in the past few years, where we are today and are near and longer-term plans for the future. We believe we have differentiated brands. The people and the balance sheet to support the plans that we're going to discuss today. At a high-level, our near-term plans, that's what we see to 2020 call for us to deliver low single-digit sales CAGR, low positive comp sales and global market expansion and to double our 2017 adjusted EBIT margin through modest gross margin expansion and OpEx leverage. We believe we have the foundations to grow the company domestically and internationally, leveraging our omnichannel capabilities to become a leading global omnichannel apparel retailer. I'm really excited today for all of you to hear from the team. Many of you may know Joanne Crevoiserat, our COO. Joanne and I have been working side-by-side for the past 3.5 years, and I really could not have asked for better partnership. We recently welcomed Scott Lipesky back to the company. Scott, is our Corporate CFO. Some of you may remember Scott was my CFO back in 2015, when I was President of Hollister, and we're thrilled that he has rejoined us. Kristin Scott, our brand President for Hollister and Gilly Hicks, and she is going share all of the exciting things happening in her brand and her sub-brand; and Stacia Andersen, our brand President of Abercrombie adults and kids, and she as well, is going to share all the excitement and the progress being made in her brand. Today, we'll walk you through the different elements that give us the confidence in our future. Those elements are our convictions, that guide our actions. The strong foundations we have built over the last few years and the assets and unique advantages we now have at our disposal. Our plan that we clearly mapped out for delivering top and bottom line growth with a clear focus on quality of sales. (technical difficulty) In retail there is no status quo. In fact, change seems to be the only constant. And the only way to keep pace with and anticipate our customer's needs is through a test-and-learn mentality. Something that we have embedded throughout our entire organization. So today, we're going to talk about 3 phases. The first phase is the past few years. From 2015 to 2017, and I'm going to refer to that as our first phase or stabilizing while transforming. The next few years through 2020, the majority of what we will discuss today and our specific plans and growth expectations, we're going to refer to as Phase II, growing while transforming. And then beyond that timeline, the medium- to longer-term horizon that third phase, we will call our accelerating growth phase where we expect to see our growth accelerating and us on the path to becoming one of the leading omnichannel apparel retailers in the world. The team is going to take you through the finer details of the how and our -- of our near-term growth plans and a clear sense of our longer-term ambitions. In short, the what? We plan to do to achieve these goals is made up of 3 things. First, growing our net sales with a low single-digit CAGR while doubling our 2017 adjusted EBIT margin. And at the same time, we plan to invest in our growth drivers and continue to transform the business. Now the 3 things to do that. The what? First, we believe a continued focus on the customer and execution of our brand playbooks will drive comp sales growth and select global market expansion. 3 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. APRIL 25, 2018 / 1:00PM, ANF - Abercrombie & Fitch Co Investor Day 2018 - New York

Client Id: 77 Second, we expect to drive gross margin expansion from reduced promotions. That will be a product of several factors, including improving brand health, a focus on quality of sales and implementing a new analytics tools to drive smarter pricing decisions. And third, we expect to drive further expense leverage with our least flexibility being a major contributor. As I look further out to the key drivers of the accelerated growth phase, we have some overall goals. Take market share in North America, mostly driven through performance and productivity. And I say take rather than take back because our customer and the landscape in which we are operating in has just changed fundamentally over the past several years. Grow our business globally. We see at least a $1.5 billion addressable market opportunity for our brands across Europe and Asia based on an initial focus on Western Europe and China. This represents a comparable market penetration and share of our U.S. business. These are some sizable goals and will take time, but we believe they are entirely appropriate. These goals support our long-term vision of becoming one of the leading global omnichannel apparel retailers in the world. As some further context for that vision looking beyond the scope of the detailed plans we are sharing today, we see our company having the potential to be at least a $5 billion family of leading global lifestyle brands. If you look back 1 year or 2, that claim may have raised quite a few eyebrows. But today, that ambition is grounded in a realistic assessment of where we are today and backed up with a detailed plan in the near term and longer-term road map to get us there. So tackling the first piece. What gives us the confidence and clarity based on where we are today? It's a combination of 3 things: The assets, we now have in place; our team and us being ready to take advantage of a very unique time in retail. So those assets, we have global iconic brands. And a couple of promising sub-brands that have global growth potential spanning a broad age demographic with global appeal. We have proven global operating experience and infrastructure already in place across more than 20 countries today. We have invested and built strong omni-foundations as a base for future growth and innovation. And we have a strong balance sheet and the resources to be highly flexible and agile in how we run the business, invest in growth and move at speed. And we have the people that know how to leverage those assets most effectively. We also have a tight-knit team, one that blends the best of the deep institutional knowledge and experience from A&F that has been joined with new perspectives and experience from other leading brands. Collectively, this team has been able to transform the business and what has been some of the worst times in retail. We've invested in this team and we've equipped them with the tools they need to continue with this next phase of our transformation. We know, we have a customer-centric mindset, and I will tell you it's one that I've never encountered before. Last year alone, our team, our leadership team, those members of our team spent literally thousands of hours in our stores around the world staying close to our customers. Our team knows them and they are obsessively curious about them. Always looking to learn more and understand and connect with them. We have financial and operating discipline hardwired into the organization, it has simply become part of the culture. Simply put, we're in the right place at the right time. All the hard work that we have done today has put us in a great position to capitalize on the changes taking place in retail and to embrace this company's heritage as an innovator in retail. So much has changed since I joined in 2014. Today, we have stable foundation and a firm command of the market and understanding of our customers. A clear plan for global growth and strong convictions grounded in a deep understanding of our customers. As I have said many times, there are no silver bullets. Just the results of painstaking, intentional hard work over several years. So let me walk you through some of that journey in Phase I, which will really set the context for where we've come from and stabilizing while transforming, that informs our convictions I shared, and the plans we will be sharing. And it demonstrates how and why this is the team that knows how to deliver results and can execute those plans in longer-term vision for the company. 4 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 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Client Id: 77 Phase I, we stabilized and methodically transformed the organization, orienting it around the customer. The customer is at the center of everything we do. The foundation of being able to make emotional connections with our customer was central to the creation of our playbooks. We've talked about those over the past several years. The fourth quarter of 2017, the first time in many years, we saw return to growth across brands, geographies and channels and that was the direct result of the playbooks, bringing product, voice and experience together. Again, no silver bullet, just a rigorous, methodical execution of a plan, including strategic investments and long-term growth drivers, notably the infrastructure and expertise to be a global leader in omni retail experience. So let's go back for a little bit. We'll go back to the end of 2014. We have a substantially new board composition. The company had just taken a fresh look at the structure of the business and started taking some first steps, including, most notably, putting separate structures and focus around its 2 core brands, Hollister and Abercrombie. So despite those changes underway, the addition of 2 brand presidents, we still had brands that were essentially the same. So as I was making my decision to join the company, I did a classic retail exercise and I went shopping. And I went to the malls to see what was happening. And what I discovered based on the current structure that was set up at Abercrombie at the time was we were essentially competing against ourselves. We had a team that would buy fleece, and they would buy fleece for Abercrombie adult, Abercrombie Kids, Gilly, Hollister. And as you walked the mall it became very apparent to me that we had a tremendous opportunity, but we were competing against ourselves, and I found a product that had a different logo and a different price tag, but essentially the same product. So I made a big decision. I joined, I realized that there was this tremendous opportunity to separate these brands on their own paths. So we did, and we set in motion what I referred to, which is a methodical overhaul with a focus on people, product and process. We set out to transform the organization and that is not a word that I use lightly but it's actually quite accurate. The need for a clearly differentiated product, voice and experience was crystal clear, something that would speak to a specific audience. And that's where we started. We had to develop strong brand conviction, and we asked ourselves fundamental questions. Who are we? What is our purpose? What do we stand for? Who is our customer? And that formed the foundation of everything that we did at Hollister, and subsequently, what we implemented at A&F. With that stake in the ground, that what Hollister stood for, who we wanted to serve, we then spent time getting to know our customer and applying that to product, voice and experience. That learning and understanding is really a never ending process. But the investment in the foundations and the listening and learning mindset is vital to customer centricity, being real and not a buzzword. So here's another real story when I first joined. As I was doing my shopping exercise, and I went to Abercrombie men's denim, all button fly jeans, Hollister guys all button fly jeans, kids all-button fly jeans. I joined. After which I saw that we had tremendous feedback of our customer. And you know what they told us, we love your jeans, we just would like some zipper flies. So as simple as the story is that is what it really told me was, we weren't listening to our customer, and we had an opportunity to listen and create much more balanced assortments that our customer would respond to. Stacia and Kristin will talk to you later about all the success they've had in their product categories, and there are a lot of great examples as to listening to your customer and how that applies to our business. What else did I find when I joined? I found great people at all levels of the organization. But we weren't structured or equipped to understand our customers or move with the speed necessary for retail today. People simply weren't organized or empowered to make decisions. So over the period, we added dozens of senior team hires across all functions, including 2 presidents and a CFO, and made a number of important internal promotions, while also simplifying and slimming down the organization. 5 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. APRIL 25, 2018 / 1:00PM, ANF - Abercrombie & Fitch Co Investor Day 2018 - New York

Client Id: 77 The results, the best, the best team of retail, which comprised of A&F plus new team members, a powerful combination. We also reflected on the overall ORG structure. The path was focused on the inner needs of the company and now it's all focused on the customer. We went from one decision-maker across all brands and categories, as I mentioned earlier, to now brand-centric structures, marketing, design, merchants, all focused on the customer. Our marketing. Our marketing went from predominantly being store driven. Today, it's now digital driven -- primarily digital driven and executed in the intimate -- and grounded in the intimate knowledge of our customer with test and learn mentality. Design. We hired knew design leads to lead the shaping of a clearly differentiated product esthetic for each brand that we were so craving. Now we have tightly defined spaces for each brand and a return to the quality that we have always been known for. Merchants. We added new merchants and planning leads, we fundamentally restructured and retooled the whole merchant organization. Not only orienting it around the customer, but certainly redefining their roles and theirs responsibilities, and as obvious as that may sound, it's just not how we've been run. Merchants in fact were closer to product developers than they were merchants. They knew how to construct a garment but not respond to our customer's needs. This change was critical and probably more so than any other at the beginning to reshape our assortment architecture, which we talked a lot about -- throughout 2017 as a success and a major driver to our results. Supply chain and sourcing. We had a global infrastructure -- we have a global infrastructure with long-standing partners here in the U.S. and around the world. It gave us amazing flexibility, which we we're just not fully taking advantage of. This is another example where we had talented people and with expanded leadership responsibilities in new roles, they have blossomed into great leaders and have been able to take part of the organization at a whole new level. We are better able to harness the inherent agility we have, being able to act on the customer's insights at speed with our chase and read and react capabilities to meet our customer needs. Stores. 180-degree turn. We moved these to have a customer focus. We appointed heads of stores for each brand, dedicated training and development. We moved our regional managers out of Columbus, and we put them in the field with our customers. We taught them KPIs, financial measurements, performance management. We created a career path, an opportunity to run a business, a potential pathway to leadership, and not just a job. When I first joined our stores were solely focused on presentation, not on the customer. They were graded on how neat and clean the store looked. As you may recall, our associates were called models. Today they are brand representatives. And again, when you think about what we've accomplished and the foundations we put into place, it's pretty exciting. I'll share another story from when I first started. As I was on a stores trip in Germany in one of our malls, and I was chatting with the store manager trying to get some insight into the customer experience. And it was notoriously dark and intimidating, as we've been known to be. So I said do you have any suggestions? And she said, just let me just show you what the store looks like when we turn on our stocking lights. The lights that we use at night when we restock the store. So I said, sure, let's see what that looks like. So she went running into the back, she turned the lights on, and literally the customers started clapping. Realtime feedback. So fortunately, we actually controlled all of our lights across Europe and the Hollister stores in Columbus, Ohio. So I said tomorrow, the other lights in Europe will be on from this day forward and they have been on ever since. Now more often then not, we have a digital first contact with our consumer. We've also integrated the digital and physical engagement, designing a space that mirrors customer brand discovery and engagement preferences these days. Working off a smaller footprint, our associates are now focused on engagement and enhancing our customer experience. 6 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. APRIL 25, 2018 / 1:00PM, ANF - Abercrombie & Fitch Co Investor Day 2018 - New York

Client Id: 77 So in summary, once we decided what needed to be done, as the saying goes, it was quite simple but far from easy. The rate of change accelerated over the past few years as we applied our playbook to Hollister and then to A&F and to kids. So to illustrate the journey, the next slide recaps just how much we accomplished, and I'm not going to call off everything in the slide, but just for a few highlights. We implemented a new branded structure, we launched a Hollister prototype and return deposit comps for Hollister, we launched Hollister on Tmall and then A&F, we launched Club Cali and then A&F club. We continue to rollout our omnichannel capabilities first in North America and then globally. And while we maintained a financial discipline and a strong balance sheet, reduced fixed costs, and as I've said before, we keep the customer at the center of everything we do. That all came together in 2017 when we saw growth across brands, channels and geographies in the fourth quarter, with Hollister gaining momentum, an inflection point for A&F for turning to positive comps, real estate productivity, positive sentiment on brands from internal and external touch points. Now in this second phase, we are projecting growth for 2018 for our top and bottom line. We're also expecting modest gross margin improvement and continued operating expense leverage. All while investing in the next phase of transforming the business for the future. So that brings us to 2018. The next few years, transforming while growing phase. We expect to see further transformation as fundamental as a change we drove in Phase I. Because that's what we need to do to meet the needs of our customers. And as I said before, there is no status quo in retail. The last few years, were about transforming while stabilizing and this next phase is now about growing while transforming. In order to help us do that, we have recently created a transformation management office, a TMO. It has specific responsibility for managing a comprehensive range of projects across the enterprise focused on our operating model, and which will underpin the next phase of our transformation and I look forward to Joanne, sharing those details in just a few minutes, and which will also set up that longer-term third phase of accelerated growth. As I've said before, A&F and Hollister are at different stages of their journey. With A&F registering, many of the same characteristics we saw at the beginning of the Hollister revitalization. What is clear is that A&F, Hollister and their sub-brands, Gilly and kids have much untapped potential. At this point, in the market's evolution, we're uniquely positioned to win. We have iconic global brands, strong foundations and the right people to capture the opportunity, as I said earlier, we have the best team in retail. The team today will walk you through the foundations we already have and are investing in, our strategy and the specific leverage we are pulling to drive and capture significant global growth opportunity that lies ahead. Ultimately, you should leave here today with a clear picture, the work we have done to stabilize and transform this business. The expertise of this team that we have in place and the confidence that it knows how to deliver. Our current plans to grow and to transform the business over the next few years with a focus, again, on quality of sales. That's a low single-digit sales CAGR with modest gross margin expansion and doubling of our 2017 adjusted EBIT margins by 2020. And our long-term ambition of becoming one of the leading global omnichannel retailers in the world, a $5 billion family of leading global lifestyle brands with profitability in line with our peers. 7 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. APRIL 25, 2018 / 1:00PM, ANF - Abercrombie & Fitch Co Investor Day 2018 - New York

Client Id: 77 I will now hand it over to Joanne, who will talk in more detail about the platform that we have built for global growth and specifics on the transformation elements of Phase II. And how we plan to deliver our commitment on top and bottom line growth. Joanne C. Crevoiserat - Abercrombie & Fitch Co. - Executive VP & COO So thank you, Fran, and good morning, everyone. Thank you for joining us today. We have a clear vision on our path for growth, and we understand what it will take to succeed based on our convictions about the market and our capabilities as an organization. As Fran shared, we accomplished a lot over the past few years. Both in terms of work and change within the organization. And the foundation we built represent significant progress that was necessary for us to return our company to growth. But we know we need to continue to innovate and transform our operations to support our longer-term ambitions, and I'll be speaking to the next phase of our growth transforming while growing. In this phase, we plan to transform our operations from end-to-end and position us as a leading global omnichannel retailer. Our transformation efforts are focused on four key areas, which I'll be covering in more detail. They are optimizing our global store network, enhancing our digital commerce fulfillment and omnichannel capabilities, streamlining our end-to-end concept to customer processes, and optimizing our marketing investments, including leveraging our growing loyalty programs. You can -- as you can see, we're talking a holistic approach to these efforts, which will be leveraged across our business and within each brand. The rigorous approach Fran mentioned earlier, we're supporting this effort with the transformation management office. That transformation management office will be responsible for supporting several initiatives within each of these areas. Ultimately, these efforts will help us drive efficiency and better serve our customers in this rapidly changing retail environment. You'll hear Kristin and Stacia touch on these efforts in their presentations, and Scott will recap our expectations around the financial impact we expect to drive. So let's jump in. Starting with optimizing our store network. We've been on this path for a number of years now, rightsizing our store fleet and adapting to the evolving role of the store as our customers' shopping preferences have evolved. Over the past several years, we've closed more than 400 stores. At our peak, we had close to 1,100 stores, the majority of those in the U.S. Today, net of openings, we have just under 870 stores globally. In this next phase of our transformation, we'll focus on the evolving role of the store. We'll continue to rightsize our fleet and improve this customer touch point in response to their changing preferences. Now cover how we see stores contributing to our global growth ambitions. Starting with North America and focusing specifically on the U.S. market. If you look at the current landscape, there are approximately 1,200 malls in the U.S. today, and retail square footage per capita is 5x to 10x higher than European markets, that suggests a degree of saturation. And we're seeing this pressure in U.S. mall traffic with trends continuing to decline as our customers' shopping preferences continue to evolve. We've seen this trend and acted on it with significant lease flexibility over the past few years to rightsize our footprint, which brings us to where we were at the beginning of 2018 with A&F and Kids at 285 stores in the U.S., and Hollister with 394 stores. We continue to have significant flexibility with our U.S. fleet. Approximately, 60% of our U.S. leases expire over the next 2 years allowing for the continued evaluation of each location. So today, in North America, and specifically, in the U.S. market where we have that lease flexibility, greater market penetration and a deeper understanding of our customer, our plans are to continue to close underperforming stores, invest in new rightsized prototypes and remodels to improve that customer experience and better serve our customers. 8 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. APRIL 25, 2018 / 1:00PM, ANF - Abercrombie & Fitch Co Investor Day 2018 - New York

Client Id: 77 And selectively expand in under penetrated markets. We expect to drive comp sales growth in these markets with a net reduction in stores, driving efficiency through higher productivity. So shifting our focus abroad, our plans differ reflecting greater market penetration opportunities in international markets. In Europe, we see $1 billion growth opportunity across all channels. This is a base -- this is based on achieving a market penetration expectation similar to the U.S. market, and it frames our longer-term opportunity. And our footprint in Europe is more modest with a 117 stores across Europe at the end of 2017. Comprised of 17 A&F stores, mainly large format flagship stores, and 100 Hollister stores, a larger base and growing through a mall base strategy. Store productivity and profitability in this market continue to be higher, and importantly, we have the operating experience to expand in these markets. So in Europe, in the more near-term, our plans are to further penetrate this market in A&F brand by shifting from legacy, large format stores to newer smaller, more productive spaces to attract and build a more local versus tourist customer base. And to invest in Hollister stores, opportunistically within markets. We plan to inform these plants within insights gleaned from our growing loyalty programs and complement our new stores with growth from wholesale partners, like ASOS, NEXT and Zalando, who not only grow sales volume but also build brand awareness in these markets. Moving to Asia, specifically China. We estimate a $500 million opportunity across all channels in China, and again, this is based on achieving market penetration expectations similar to the U.S. and applying that to the addressable market in China. And again, this frames our longer-term opportunity. Our penetration in this market is even more modest. At year-end, we had 28 stores in China across all brands. Our near-term plans in this market include continued growth of our Digital business and continuing to grow our store footprint. In addition to having our own digital commerce platform with local fulfillment, we plan to grow our relationship with Alibaba to more broadly expose our brands in the market and build brand awareness. Digital is an incredibly important touch point for customers in this market. And we'll leverage our digital business to learn about our customers and their preferences, which will inform our store build out. So as Fran mentioned, we're always testing and reading and learning, and our confidence in this global approach is based on the returns from recent investments and the improvement we're seeing in productivity. Reads on our prototypes continue to be positive. Hollister prototype stores continue to deliver strong, sustained performance. Kristin will touch on this in her remarks. And several of our A&F prototype stores are among the best performing in our fleet, with smaller footprint, open space and increased associate training, driving omnichannel engagement with our customer. Stacia will be highlighting this as well. And we continue to make progress on flagships with a goal of reducing the legacy large format stores and moving to smaller more productive locations to better serve our customers. For example, we saw success in Hong Kong, where we closed the larger Pedder Street location and shifted to a smaller, more productive prototype across town in the Harbour City mall. We're now tracking to more than 3x the productivity of the original location. We recently exercised the kick out of our Copenhagen store lease, which will close at the beginning of next year. This is another example of how we're working to reposition our store fleet on a market-by-market basis. We'll continue to look for similar opportunities to reposition large format flagship stores to more efficiently deliver that customer touch point, beyond just tourist customers, also cultivating a more loyal, local customer base. 9 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. APRIL 25, 2018 / 1:00PM, ANF - Abercrombie & Fitch Co Investor Day 2018 - New York

Client Id: 77 So to recap. Our long-term vision is supported by the opportunities we see for our brands across the globe. Our near-term priorities are to continue to rightsize our footprint in the U.S. with investments in prototypes, remodels and selective new stores openings. In Europe to shift to more productive spaces and smaller footprints to capture a more local customer base, to open new stores to seize market opportunities and build brand awareness and consideration with our wholesale partners. In Asia, to also build awareness and consideration leveraging our digital platform and growing relationships with Tmall and selectively opening stores. More broadly around the world, we'll continue to partner -- we expect to continue to partner with leading, wholesale, JV and franchise partners who provide valuable local expertise to help us realize our market growth objectives in a capital-light manner. We think about serving our customers in each markets across all channels, with the customer first omnichannel point of view. The customer touch point in our stores is complemented by our digital and omnichannel capabilities in each market and the next phase of our transformation builds on these capabilities. So shifting to the second area of focus in our transformation efforts, enhancing our digital and omni capabilities. We have invested in a digital and omni infrastructure to support the evolving customer shopping preferences. Today, we have robust capabilities globally. In addition to local and regional fulfillment capabilities across the U.S. and around the globe, we support [Audio Gap] 20 websites and 4 apps in 11 local languages. We transact in 29 currencies and over 2 dozen forms of payment globally, including Alipay and WeChat pay in Asia. And I call out these 2 specifically because -- I was recently in China. We spent a week there and our team challenged us to spend the entire week on those 2 platforms, both the Alibaba platform and the WeChat platform for the week. It is amazing how customers in these markets leverage those 2 platforms in their day-to-day lives. They are completely integrated with those 2 platforms. And across the world, digital is where most of our customers start their journey. Whether it be through Instagram or social media browsing, exposure to our marketing investments or directly on our mobile app or websites. And we've built these capabilities with significant financial investments. Approximately $400 million since 2010. And with the institution of a continuous test-and-learn agile development approach, continuously optimizing the customer experience and delivering improvements. And we've seen a strong return on these investments. DTC now constitutes 28% of our sales volume and represented $1 billion in order volume last year. With over 70% of that traffic coming from mobile whether that's through our apps or sites. Importantly, we are available to our customer wherever, whenever and however they choose to shop. Incredibly important assets as our customers and the retail environment continue to evolve. And we've made significant progress but we're always learning and improving. Our customer deserves a seamless brand experience, so I'm going to give you a quick peek of some new features in the next phase of our transformation through the lens of our 5-star rated app. (presentation) Joanne C. Crevoiserat - Abercrombie & Fitch Co. - Executive VP & COO So you noticed a number of upcoming features in the video, including scan to shop, shop to look and seemless sharing. All improvements that are expected to be delivered this year and are great examples of our agile development. We're confident in investments behind innovations like this because they are informed by customer insights, reflecting our strengthening relationship with our customers through our loyalty and voice-of-customer programs. 10 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. APRIL 25, 2018 / 1:00PM, ANF - Abercrombie & Fitch Co Investor Day 2018 - New York

Client Id: 77 We test and measure the impact of pilots, back to our test-and-learn mentality, where we test each of these features before we roll them out more broadly. The focus of our investments in digital is to drive a seamless experience for our customers at every touch point. The customer and the environment are constantly evolving, and our agile development process is designed to deliver improvements like these to respond to their evolving needs. And our customers may start their journey online, but stores continue to be the primary fulfillment point. And we see a further blurring of the lines between physical and digital. To serve our customers' evolving needs, we continue to expand the breadth of our omnichannel capabilities, and roll them out around the world. These capabilities include POPinS, our purchase online pickup in store capability. This feature is driving strong engagement. In fact, it drove 1.5 million store visits last year from customers who started their journey online. We have reserve-in-store that enables customers to try before buying, order-in-store, which exposes all of our inventory to customer shopping in our stores and ship-from-store, which enables us to maximize our inventory. While it's invisible to the customer, it allows all of our inventory to be shop-able online, resulting in greater sell-through, and ultimately, happier customers. The next step in our transformation include investments in store technology, such as a mobile platform for our associates, empowering them to support selling, order-in-store and check out to deliver better customer experience. And new register technology to replace legacy equipment with more versatile platforms. As I said, we continue to test, learn and improve the customer experience as we expand all of these offerings globally. An important part of our transformation focus is on our omni capabilities, and we're undertaking a rigorous cross functional view of our supply chain operations to ensure we're positioned to support our long-term vision. Becoming a leading global omnichannel retailer creates additional complexity to fulfill and delight our customers whenever and wherever they want it. This slide illustrates the many paths available from where our customer starts their purchase with us to where their purchase is fulfilled. The focus in this area of our transformation is on ensuring we can fulfill that customer promise as efficiently as possible. Leveraging analytics to optimize fulfillment and execution as we scale these capabilities around the world. Now shifting to our concept of customer focus of our transformation efforts. In this phase, we're focused on improving our end-to-end supply chain. And we'll begin with a view of where we are today. Several years ago, we recognized our customers were looking for more fashion and trend in our assortments. So we invested in capabilities to position our supply chain for greater speed, agility and flexibility. Translating insights into timely action through strategic, fabric platforming, read-and-react capabilities, and short lead time chase capabilities. This allowed us to shorten lead times and have the capability to react to trend and changes in the business. Capabilities we've leveraged over these past 2 years and an important contributor to our recent growth. You will hear both Kristin and Stacia speak to this. This is all supported by our strong sourcing strategy and supplier partnerships. We've expanded our sourcing base to 18 countries to drive the agility and flexibility we need to support our global business. As we manage risk and diversify our sourcing networks we expect to continue to reduce our dependency on China. And we're far from done. As we frame the next phase of over transformation, we're focused on optimizing processes around where we source, to ensure speed and efficiency. Our need for speed is not satisfied, and our sourcing teams continue to look for opportunities to partner with factories in different parts of the world with advanced capabilities to improve our responsiveness and speed. We are addressing processes around how we buy and at what depth. We plan to better leverage the data we have to tailor our assortments, and with a growing global CRM database we're learning daily about our customer's preferences. This data can also help and form how and when we allocate product across our supply chain and around the world. We 11 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. APRIL 25, 2018 / 1:00PM, ANF - Abercrombie & Fitch Co Investor Day 2018 - New York

Client Id: 77 also plan to better leverage data and analytics with new size optimization and price optimization tools, that we plan to roll out later this year, utilizing new software and analytics to improve AUR and maximize sell-through. The fourth area of our focus is on marketing optimization. Over the past few years, we've invested significantly in marketing. And in just under 2 years, we've built a 14 million member strong loyalty program, a strong foundation for our CRM database. With the solid base, the next phase of our transformation focus is on leveraging these assets, while continuing to grow the customer file to support top line growth. These program certainly drive engagement. Loyalty members shop more often and spend more. And it's how we build the more personal longer-term relationship with our customers. This program is probably one of the most tangible examples of our organization's shift to a customer centric mindset. Importantly, we also see it as an invaluable asset to support customer informed innovation, and we plan to continue to invest in the loyalty program by growing enrollment through continued geographic rollout, driving stronger engagement through more experiential features and building a greater sense of community. And as we drive the next phase of our transformation agenda, we see continued opportunity to leverage this growing data asset to personalize our communications with our customer to improve engagement and better target our promotional messaging, which we expect will improve AUR. And to optimize our marketing investments for greater efficiency improving measurement and analytics to drive decisions and placing our assets where they drive the highest return. And as I mentioned, it will inform many of our investments around products and experience. So I've covered a lot here, but if you step back you can see we're taking a disciplined but aggressive, customer informed approach to growth. We have a tremendously talented team across our global operations, who are up for the work ahead. Over the past few years we stabilized and built a solid foundation. Building on this platform with the combination of our capabilities and the execution of the next phase of our transformation plan, we plan to deliver growth on both top and bottom lines, while transforming our global operations. We expect these transformation efforts to position the company for accelerated growth to achieve our longer-term ambition. I will now introduce Kristin, who will provide more color on how we're going to harness all of this great infrastructure investment for the Hollister brand. Kristin? Kristin Scott - Abercrombie & Fitch Co. - President of Hollister Brand Thanks, Joanne, and good morning, everyone. I'm actually going to kick us off today with our Hollister brand video. I think it is a great job showing who we are and what we stand for as a brand. So let's take a look. (presentation) Kristin Scott - Abercrombie & Fitch Co. - President of Hollister Brand So today, Hollister is the largest brand at A&F at over $2 billion in annual sales. And all metrics showcases successful, focused execution of our playbook and point to our continued momentum. So as you saw in the video, Hollister's purpose is all about liberating the spirit of an endless summer inside everyone. Their carefree California style, that's effortless and makes freedom and possibilities seem endless. Our goal is to be The Brand for the global team, and we see this as a multibillion-dollar opportunity within teen apparel. We're uniquely positioned, and our customer Gen Z has global characteristics that align perfectly with our brand purpose and our DNA. Here are a couple of examples. So we know Gen Z is more stressed out than any other generation. And at Hollister, we celebrate carefree California, where summer is not a season but a state of mind, where all about relieving stress. We know Gen Z is very achievement oriented, and we celebrate endless possibilities where everyday brings a whole world of opportunity, and we know Gen Z is also focused on inclusivity and acceptance. 12 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. APRIL 25, 2018 / 1:00PM, ANF - Abercrombie & Fitch Co Investor Day 2018 - New York

Client Id: 77 We saw the freedom to belong, you're always with friends here, no one is judging you and there are no demands other than to welcome others in. We have a strong and unique positioning in a clearly defined space. And it resonates with our target customer from our product, voice and experience perspective. So as you heard Fran say, the last few years have been all about stabilizing while transforming, And Fran also mentioned that the brands have different places in their journey. However, what you'll hear from Stacia and I, is they run a very similar path. In 2016, Hollister was able to stabilize, which then set us up to develop momentum and grow last year. Our strategies in 2017 were developed that are closest to our customer and obsessive attention to detail from everything from the music that we play in our stores to the product details. We also spend time developing our team and building out our leadership team. Looking at last year from our playbook perspective, namely product, voice and experience, is helpful in illustrating all the progress we made. Passing the $2 billion annual sales mark, improving all of our brand health metrics that we monitor, and how the changes that Fran described, particularly, the customer centricity aspect have taken root. I can confidently say that we know our customer. Last year, we received feedback from a million customers. We collectively as a team went on 2,000 store visits, and we engaged with nearly 40,000 customers through surveys, focus groups and wear tests. We also focused on being where the team is, and we are inspired by newer events that capture thousands of teams in their element. A couple of examples of this are Beautycon, which is a beauty fest of sorts where 15,000 teens gather under one roof and experience everything they love in beauty. Or Sneakercon where 20,000 teams get together to buy, sell and trade sneakers, which is one of the hottest trends amongst teens today. And we've been spending time at the high schools and high school hangouts as well. Like sporting events and after school frappuccino runs getting direct feedback from our target customers. These are incredible new sources of inspiration for us where we can interact with our target customer and understand things like fashion trends or how their language is changing? Or what experiences they might be relating to today? The insight that we gained last year from all of this customer interaction has now been applied from everything from product to voice to experience. So starting with product. From our closest to our customer and utilizing all the data at our fingertips from our 10 million loyalty members at the end of last year, we have a really good sense of what our customers want. We eliminated distractions last year and focused on products we refer to as our must win and must grow categories. In fact, all of our growth last year came from these categories. We define our must win as categories that our customers know and love us for, essentially our core products. And our focus is on gaining further market share in these categories. A great example of this from last year is denim. So denim is our largest category at Hollister, and we had a record year here last year. We had double-digit comps, set a new record for the brand, largest year in the history of the brand in denim. And we did despite innovating on fit and fabric, but also on segmenting our assortments based on customer preference around the world. This was the first time we tried this strategy and it was quite successful, so we're anxious to apply to other key categories this year. Our must-grow categories are defined as adjacent categories that fulfill a lifestyle or fill a wide space in the market. We see this in both Swim and in Gilly Hicks, which is a subbrand of Hollister that was created for her Intimates lifestyle. Our unique positioning focused on the teen allows us to differentiate from the competition in terms of voice and product. Last year, we nearly tripled these businesses. We're very excited about the possibilities for our must-grow categories, and we've see strong engagement, and found that these are driving new customers into the stores and to the brand. Now let's take a quick look at the video that shows how Gilly's brand is positioned. (presentation) 13 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. APRIL 25, 2018 / 1:00PM, ANF - Abercrombie & Fitch Co Investor Day 2018 - New York

Client Id: 77 Kristin Scott - Abercrombie & Fitch Co. - President of Hollister Brand Now on to voice. Our success last year came down to innovative marketing. We were truly a standout in the industry. Informed by research and our team's closeness to the customer, we truly understand our customer, their shopping behaviors and preferences, their personal interest, their social media activity and how they want to engage with us. We now how, when and where we need to be a part of their lives as they begin their purchase journey. And another thing we know about Gen Z is that the majority of their purchases do begin with some sort of online discovery. So one of our key initiatives last year was to become part of that discovery journey. And a key component of that is social engagement. Within social, we have industry-leading engagement rates on Instagram. We have close relationships with our social media platforms to help us create best-in-class strategies. And in fact, last year, we participated in 6 alphas and betas with our social and search partners. We also have best-in-class collaboration with Snapchat. Our Black Friday Snapchat filter was rated one of the best filters of 2017 by Snapchat. In addition to social engagement, we focused on video, which we know is a critical part of our content strategy. Teens spend more time online and watching video than they do sleeping. So last year, we partnered with Awesomeness TV, a leading teen channel on YouTube, to create a show called ''This is Summer''. We generated double-digit lifts across all key brand metrics, including Affinity, Purchase & Recommendation Intent, all of which were well above branded content performance averages, and we generated 300 million impressions with this show. This informed our programming for this year, which I'll share in a moment. Music is a critical part of a teen's life, not just for listening, but they're also now inspired by the fashion that they're seeing within music. We've integrated our band into music, and a couple of examples from last year are that our Spotify mobile headliner which we ran on the Wednesday before Thanksgiving, which is the busiest travel day of the year, generated over 1 million views. We also partnered with platinum recording artist Charlie Puth, to feature him and his top song of summer in our back to school in fall campaigns. Mobile app gaming was also part of our strategy. We saw millions of plays and an average of more than a minute of engagement versus average attention span of about 8 seconds. 2 of our mobile gaming ads, a denim focus went it back-to-school and a Holiday focus one, generated the equivalent of 15 years of playtime in brand engagement. Within experience, Joanne spoked real estate and omni as critical elements of our transformation. And these in the interplay between physical and digital as fundamental to our brand experience. Starting with omni. As you've heard, we are industry leader in omnichannel experiences, allowing customers to shop where, when and how they want. We're very encouraged by the engagement that we're seeing with our POPinS and all the other omni initiatives that Joanne mentioned. In addition, our loyalty program, Club Cali, launched less than 2 years ago and already had more than 10 million members globally at the end of the year. Last year club members spent 75% more on average than nonmembers and transacted 90% more than nonmembers, so these are clearly very valuable customers for us. Real estate has also been a key part of our experience strategy. Remodels are creating a more engaging customer experience and providing easier associate interaction in a bright open and easy-to-shop environment. We've now completed remodels for approximately 70% of our best malls and this will continue to be a big part of our growth strategy. Last year, we made a lot of progress in staffing. We empowered our associates. Talent development and resource training helped to deliver improved conversion and a better customer experience and was a great source of customer loyalty and insights for us. 14 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. APRIL 25, 2018 / 1:00PM, ANF - Abercrombie & Fitch Co Investor Day 2018 - New York

Client Id: 77 We circulated new training tools and best practices company-wide that enable stores globally to connect on successful approaches to best serve the customer. We delivered some robust training around product, metric developers, coaching tools, as well as peak timing campaign goals. And we empowered our associates, who are closest to our customer, to drive their business and engage with customers more authentically while reacting to their individual store nuances. So looking ahead to 2018 and beyond the, the second phase that Fran referenced, transform and grow, we're building on positive momentum. We have a strong playbook in pipeline of growth initiatives, all bringing us even closer to our customer. Within product, we'll continue to drive our growth in must win and must grow, gaining market share in our core. We're very excited about the potential within our must grow categories. We'll be expanding the Gilly Hicks brand with more side-by-side and carveouts. We are continuing to test and learn from our customers around the world in this brand, and we're very encouraged by what we're seeing. I know this will be a new source of growth for us. We're also seeing tremendous growth in Swim. This category fits perfectly with our brand DNA and has wide space in the market. This year, we're focused on getting even better at distorting our product and trends across geographies based on customer preferences, building on what we learned on last year in denim. We will applying this strategy to our must win and must grow categories this year. As Joanne mentioned, we're very focused on speed-to-market, this is a continuous test-and-learn approach for us. As an example we recently went on a trip to new factories to explore opportunities to innovate on both product and speed to market. Our first test orders have just hit the stores this week, so I'm really excited to see how they do and what the potential is with this new speed initiative. But to be clear, we're not looking for a trade off here. We have no desire to be disposable fast fashion. We're focused on speed, agility and flexibility, while also maintaining our obsessive attention to quality. We'll be able to satisfy our customer's desire for trend and further enhance our ability to act on our new customer insights through read-and-react capabilities, strategic fabric platforming and short lead time chase capabilities. So I've got a great example from last year of how this benefited us in Q4. Our guys design and merchant team, there were on a trip in June, an inspiration trip, and they came back really excited about the emerging trend and rose themed graphics, and so they quickly put test in order for back-to-school. And they developed some graphic tees that had rose content on them. Those tees sold out so fast, and as we were in stores, our associates were so excited about the content and the reaction from the customers, and they said, and by the way, girls are also shopping the guys product because they love it so much. And we hadn't seen the trend happening in girls, but we listen to the associates and saw their excitement, went back and designed into more guys and girls rose product that we were able to get in for fourth quarter. We were able to deliver over $10 million in this product in the fourth quarter. It hit our top 10 in both guys and girls in the peak season. And it was something that we didn't have on our radar when we first concepted season. So it's a great example of how we're able to react to trends quickly, listen to our associates and make big ideas bigger with our new agile supply chain. This behavior and the capability certainly contributed to our positive 12 comp in Q4. As it relates to voice, we're constantly innovating and investing with a focus on getting even closer to our customers driving top line growth and reiterating our brand purpose. In 2018, we're focused on evolving our content based on the teens ever-changing preferences. And engaging more with teens by bringing experiences to where they are. We've created disruptive and innovative market strategies. Our 2018 platform is called Carpe Now and it means, live like it's summer every single day. It's much easier to watch this in video form than for me to try to explain it. So let's take a quick look. (Presentation Begins) 15 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. APRIL 25, 2018 / 1:00PM, ANF - Abercrombie & Fitch Co Investor Day 2018 - New York

Client Id: 77 This platform - Live like it's Summer every single day - supports our brand purpose of celebrating endless possibilities and relieving stress. It's the most integrated campaign we have ever done; Incorporated into everything we do from experience and content. Based on success with programs in 2017, we've taken these learnings, and evolved our partnership with Awesomeness TV. This year we will be incorporating influencers to expand the reach. Build content around experiences and we're incorporating live events and music into programming and so far we're very pleased with the results with each of the 1st 3 episodes achieving 1M views in a very short time. One of the themes we heard from customers, was the importance of experiences, which led us to launch the High School Nation Tour. A music festival on high school campuses a?o?n?? the country. This event gives H???? ???oo?? students the ability to experience our brand through exclusive product, instagrammable moments, great music, & a chill, relaxing setting??T????????, we've also added lunch programs to this tour supporting our purpose of freedom to belong by promoting inclusivity and anti-bullying. Another theme we heard from our customers was the influence & trust they have with their friends, which led us to launch what we call,the HCollective -- first ever, on the ground, grass roots, high school brand ambassador program. This program, helps us get our message into the world, but also gives teens responsibility, & for many their 1st job. Giving them the ability to achieve, which we know is very important to them. We've been in a test & learn mode on this strategy since last Back to School. We're seeing great results in our 1st 3 markets- showing an increase in both traffic & brand consideration. We're also seeing this opportunity literally change these ambassadors, or as we call them, agents, lives. Helping them achieve things they never dreamed possible & giving them confidence to do so much more. Going back to our purpose of endless possibilities. In Feb??a??, we had our agents on campus in New Albany for a weekend of training, prior to letting them loose in their markets. This next video, and my final video is actual footage from training weekend. It perfectly captures their excitement & love for the brand, as well as how this new role is impacting them personally. We are now in the process of expanding this program to impact Back to School & beyond & we're extremely excited about the potential we see. And finally, onto Experience -- As you learned earlier, we are investing in real estate. We are doing this by opening new stores in our under penetrated international markets, we're also investing in remodeling existing stores - we continue to be very pleased with the results of these -- both from an overall productivity standpoint and from a brand engagement standpoint. We've identified another 100-150 stores to remodel over the next few years. And as I mentioned earlier, we are investing in Gilly Hicks. We're rolling out more side-by-side & more carveout stores, around the world. And we'll continue to test different experiences for the brand. Looking forward -- we'll continue to evolve our successful Club Cali program, to be industry leading, adding unique experiences, early access to product and engagement in an authentic brand-right manner -- it's worth noting that more than 70% of our customers come in-store to redeem the Club Cali rewards and spend more than the reward -- so a double benefit of driving traffic to physical stores and driving attachment purchases. As Joanne mentioned Omni is a growing and important part of the mix we plan to continue to create an even more customer focused experience---bringing elements of our digital experience into the store for the benefit of both customers and associates. We see longer-term opportunity for growth without sacrificing the specialty brand experience, and we see a sizeable addressable market opportunity that far exceeds our penetration. 16 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. APRIL 25, 2018 / 1:00PM, ANF - Abercrombie & Fitch Co Investor Day 2018 - New York

Client Id: 77 In summary, we are uniquely positioned to win. We have an iconic global brand in Hollister, strong foundations to build on, and the right people and plan to capture this global opportunity through both category growth and market expansion - as Fran said before we have the absolute BEST team in retail! So, now we're going to take a quick 15-minute break before Stacia shares the latest on the ANF & kids brand story with you. (Presentation Ends) Brian P. Logan - Abercrombie & Fitch Co. - VP of Finance & Controller Okay. If everyone could take their seats. We're going to get started again. Okay. Thank you. We're going to get kicked off again. So Stacia's going to come on stage and review the Abercrombie & Fitch and Abercrombie kids brand. Thank you. Stacia J. Andersen - Abercrombie & Fitch Co. - President of Abercrombie & Fitch/Abercrombie Kids Brand Thanks, Brian. Welcome back. 2017 was a landmark year for us, used to stabilize our business and allowing us to look forward and write the next chapter in the 126-year history of Abercrombie & Fitch. We made it the year of our customer, putting them first and the center of our efforts, starting with learning everything we could about them. Through our extensive research, through millions of different points of feedback, we've accelerated our learning about millennials and now increasingly Gen Z. As we know them better, we can serve them better. This generation is often mischaracterized in the media. The truth is, they're change agents, poised and eager to make their mark on the world, now with greater independence and responsibility than ever before. They're digital natives, so they have access to more information and more choice than any customers before them. They are incredibly discerning and influential. They're loyal to creativity and innovation, and they trust their tribe more than institutions. We love these customers. They inspire us to move forward because these are the same values that are instilled in our brand. The same values that drove us to deliver results this past year, keep the faith during some tough times and keep our eye on the prize, building our playbook for 2018 to return this iconic brand back to greatness. We believe that only through the pursuit of adventure, can you feel truly alive. Abercrombie & Fitch readies you for life's every day's adventures. With the spirit of daring and audacious optimism, A&F pushes you to discover new experiences. We have a passion for creating all-American casual style. The Abercrombie & Fitch legacy is rooted in a heritage of 126 years of quality craftsmanship. It is our privilege to outfit the next generation in classic, effortless style. I wanted to give you a sense of how this brand comes to life. So I want to show you a quick video, let's take a look at the new Abercrombie & Fitch. (presentation) Stacia J. Andersen - Abercrombie & Fitch Co. - President of Abercrombie & Fitch/Abercrombie Kids Brand We effectively reintroduced the A&F brand with a tight focus on a 21- to 24-year-old post-college bulls eye, with the majority of our customers starting to engage at age 18, drawing on the brand's authentic heritage as an outfitter of everyday adventure. We are happy to see this audience responding, helping us achieve strong Q4 results, ending the year on a positive 5% comp with the improvement across geographies, channels and genders, driven by strength in core categories. We're excited by this momentum. We saw several important positive inflection points from our methodical progress across our playbook in product, voice and experience. 17 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. APRIL 25, 2018 / 1:00PM, ANF - Abercrombie & Fitch Co Investor Day 2018 - New York

Client Id: 77 Turning to products, first. We went back to our DNA, what the brand has always stood for. We're focusing on offering versatility and comfort, remaking every fit for more comfort and injecting more fashion into our assortment, and our customer has responded. We have transformed our product architecture in several ways, and it's been a big driver of our performance, such as our focus on SKU count. We put inventory where it matters, in top items and in top stores. That resulted in driving improved conversion and sales comp. We also leveraged our chase capabilities to react even faster to our customers' preferences. For example, we had strong performance in our men's outerwear in Q4. When we were in stores, we heard a common theme from our associates. They told us that we were a destination for outerwear, that our customers were coming into the store specifically for that. The feedback was that they valued the functionality and warmth of the pieces we offered at the incredible value we provided in the market. Armed with that information, our team went to work, focusing on every detail, from the warmth of the jacket to the fleece line pockets to the depth of the hood and the length of every piece. We offered our top items in the breath of color and ensured that our outerwear was versatile enough for every occasion. We saw double-digit sales growth over year and had outstanding reviews from our customers. There really is no better way for you to see how passionate we are about product than to give you a peak behind the scenes. To show you the type of detail we're known for, here's a short video to show our talented team hard at work creating our limited-edition product similar to that created for our JFK-inspired heritage collection. (presentation) Stacia J. Andersen - Abercrombie & Fitch Co. - President of Abercrombie & Fitch/Abercrombie Kids Brand Turning to voice. This is the time our first fully-integrated marketing campaign for the A&F brand. It clearly resonated with our customers and is moving the needle in both sentiment and sales. It was the first time we released an integrated national campaign through social media, TV and cinema, meeting our customers where they are and directing our media buying to the places and media where we know our 21- to 24-year-old customer is. In addition to the positive momentum and brand health metrics generated over the course of the year, we saw an immediate response to the campaign. We saw a 30% increase in positive social media conversation from the year before, and a total of 300 million views of the campaign in spaces where we knew we could find our 21- to 24 -year-old target. We know our customers crave content. We are creating original content with partners, including Snapchat. As an example, in partnership with E!, we created a new Snapchat show, earning us almost 50 million impressions among 18- to 24 -year-old Snapchat users. We are investing more heavily in social platforms to join the conversation with our customers and meet them where they are. And it was our first time cosponsoring spontaneous events in -- near college campuses, hosting early screenings of Thor and Justice League on 35 college campuses across the country, giving our customers early and impromptu access to the films. We hosted completely packed screenings, which is always true when you give college students something for free, helping us reach thousands of customers at the front end of forward target age band. And last but not least, experience. Our brand was built on providing unique experiences, and that remains central to who we are today. We focus on connecting with our customer whenever, wherever and however they choose to shop. That's led us to enhance our omnichannel offering, with a focus on creating a seamless customer experience. We were early to see the promise in omni and invested accordingly. Our omnichannel customer experiences now enable customers to shop completely on their terms and at their pace. As Joanne showed you with the advancements in our 5-star app, we are helping our customers shop on their terms. We're continuing to see explosive growth and POPINs, proving to us that our customers want to come to the store to experience A&F. 18 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. APRIL 25, 2018 / 1:00PM, ANF - Abercrombie & Fitch Co Investor Day 2018 - New York

Client Id: 77 We launched our customer loyalty program, the A&F Club. By the end of 2017, in less than 1 year, we added more than 4 million loyalty member accounts. Members spent 75% more than nonmembers and drove almost 70% more transactions than nonmembers in the past 12 months. As Fran spoke to earlier, we are looking at opportunities outside our own real estate to reach our global customer. We launched A&F on Tmall in China. With the initial success that we've seen, we know there is a large growth opportunity on this platform. As a point of reference, Tmall was responsible for the majority of all e-commerce sales in China. With that kind of reach, we were thrilled to be the #1 ranked men's store on launch day on the platform. We more than doubled our 2017 sales expectations, and A&F's Tmall site has grown to be our largest e-commerce site in Asia. Fran shared with you our convictions and one of them is that stores still matter. The store experience is still important. Last year was the first time in 15 years that we'd updated our store's design. It was created with our customer and our customer's journey today as our focus. We know, that more often than not, our customers start their shopping journey by browsing online. When they come to the store, they want an easy-to-shop environment. They want to try on clothes in a relaxing, spacious and customizable fitting room with viewing areas, so it can be a social experience with friends and family. From listening to our customers, we knew there was a white space in the market in the fitting room experience, and we set out to create the best experience in the mall. Our aim with these prototypes is to provide the best omnichannel experience, the best fitting room experience and the best customer service experience. And our customer feedback and the store's performance is telling us we got it right. We have added technology in-store to more support our customer's shopping experience, that's customer facing as well as the tools that our associates now have to enhance customer service. Our fitting rooms were designed to be the best in the mall, where our customers can create their own escape. They are in control of the lighting levels, the music volume and when an associate is needed to help them. We also made sure that every fitting room had a charging station, allowing our customer to recharge their devices as well as themselves. We also invested in elevating the training in these stores, ensuring every associate is equipped to have an authentic conversation with our customers about the versatility and fit of our clothing. And they have the technology to help support product discovery and checkout for a seamless, easy shopping experience from start to finish. All of this leading to strong improvement in our voice of customer scores, one of the best measurements of how our customers are engaging with the stores. Finally, the stores are on a smaller footprint and, as Joanne mentioned earlier, many of them are proving to be highly productive, as was evidenced by our Hong Kong store. As Fran indicated, these past few years have been about stabilizing while transforming, setting us up for the next transformation while delivering growth. With the solid foundation underneath us, we are excited to be moving forward with our 2018 goals. We expect to grow market share and reassert ourselves as an aspirational, desirable, lifestyle brand. We are confident that we can continue to build on the encouraging signs we saw in 2017 through a closer relationship with our customer, focusing on our key areas of opportunity and continuing to execute on our playbook. So looking to our 2018 playbook, I'll walk through some of the key elements of the next phase of transformation and growth for this brand through the lens of product, voice and experience. Driving category growth is a key element of our overall growth plan. We continue to focus on must-win, must-grow categories ensuring that our efforts are distorted where we can have the most impact. Our reputation was built on a high-quality product, and our sourcing capabilities allow us to deliver the product our customer expects, while continuing to increase our flexibility. Being a global brand with deep global operating expertise, we are attuned to see different customer preferences across geographies. We are tailoring our assortment appropriately and can be nimble and responsive, continuing to read the business and distort to the product and trends that we see our customer is responding to. We are taking full advantage of our improved, 19 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. APRIL 25, 2018 / 1:00PM, ANF - Abercrombie & Fitch Co Investor Day 2018 - New York

Client Id: 77 Speed-to-market capabilities, reacting even faster to the trends we see in the business. We have already impacted millions of dollars of product that will be in our stores in May and June, based on our customers' reaction to our product in the first quarter. We plan to make further marketing investments and experiences, communicating with our target customers through the right channels and creating authentic customer-inspired events. We are going to cohost big events with some of the biggest names in music and entertainment. We are excited to have been named the official fashion partner of a prominent upcoming music festival, which attracts about 150,000 attendees, with a strong match up to our target demographic and features approximately 70 acts across all musical genres, including some of the biggest names in music today. If you want to join us, I suggest you join the club. Little hint there for you. The diversity and reach of the event made it a natural fit for us from a brand voice perspective. It allows us to provide experiences for our customers. The event itself is live streamed and the social media engagement reach around the event itself runs over 1 billion across key platforms that our customers are on. And last, but by no means least, the event itself also benefits organizations that support an important number of causes that we and our customers care about. I look forward to sharing more about this partnership soon. We're also going to create a groundswell of brand love through an original A&F brand ambassador program in key markets across the U.S. This will be starting in just a few weeks. These will be our own brand advocates, helping tell our story and further allowing us to have authentic, 2-way conversations and receive timely feedback on all aspects of the brand. We're building out experiences for club members to deepen their connection and loyalty to the brand. You can expect to see some exciting, exclusive opportunities for members of the A&F Club. We've already talked about what is effectively a key building block of our global transformation project, namely, our physical stores experience. We're using our new prototype store model and expanding that both domestically and globally. As Joanne described, we evaluate on a market-by-market basis, which channels are best suited for each market based on a range of factors. That includes where we are as a brand locally from a brand health awareness and penetration perspective and the unique dynamics of each location and related customer preferences and shopping patterns. We have a broad range of options to help us build out market presence, from wholesale to digital to opening new prototype stores, all based on our understanding of unique, local customer preferences and demand. It's picking the right tools in the right market to drive global growth. And we have proven global operating infrastructure and experience like few others. As Joanne shared, we are in a test-and-learn phase of evolving from stand-alone flagship to primarily mall-based stores. Recently, we announced that we will be opening our first A&F prototype in the U.K. later this year. And the early reads from our test-and-learn approach are encouraging, and we're committed to building out our footprint in Europe and Asia with the primarily based mall approach. We are also going to be creating new experiences directly in the middle of our target market's lifestyle: city-based college campuses. As I mentioned earlier, our customer starts shopping with us at the age of 18, and this reaches directly at a population spanning our bulls eye and those coming into it. We'll be using this new store space to introduce even more customers to our brand. We'll use our brand ambassador program to build relationships with these universities, and we will hold on-campus events in these spaces to drive traffic and showcase our brand. We will also be using these stores as learning labs. They will provide us insight into operating small spaces with an omni platform. We are building out dedicated space in these locations to support an increased amount of POPINs, and these stores will be supported with technology that allows us to show our customer additional choices not available in those stores. 20 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. APRIL 25, 2018 / 1:00PM, ANF - Abercrombie & Fitch Co Investor Day 2018 - New York

Client Id: 77 As excited as we are about the strong progress we've made with our namesake brand, we are also excited about reenergizing our kids brand, abercrombie kids. So turning to kids. The team has been laser focused on establishing this brand as a true kids brand. Not long before I arrived, the brand was essentially a mini version of A&F. Today, we're getting even closer to our customers to align product, voice and experience to be focused on kids, and our customers are clearly responding. We celebrated a great 2017, the strongest the brand has had in many years. Now we've been doing this for a couple of hours and you came through the subway in the rain, so it's time for my secret weapon, videos of cute children. Are you ready? So I want to show you hot-off-the-press video for fall, showing our kids in action. (presentation) Stacia J. Andersen - Abercrombie & Fitch Co. - President of Abercrombie & Fitch/Abercrombie Kids Brand When those are your customers, you have to completely rethink the brand, ensuring it appeals to both parents and kids alike. Our product is made for adventure and play. It's tough enough to stand up to everyday adventures, but there's also play value in the clothes themselves. Whether it's light-changing graphics or sequence that flip from a unicorn to a positive message, we make sure our clothes are the ones that kids reach for again and again. Our kids are ahead of the trends and they are telling us what they want. We are listening and engaging with customers constantly, that's both parents and kids, to ensure product and brand experience is evolving to meet their changing needs. The team's insight that many customers, when shopping across genders, don't necessarily want to be restricted by styles and colors. Parents and kids don't want to be confined to a certain section of the store when shopping for a boy or girl. Enter the Everybody Collection. Items that appeal equally to boys and girls, created in a fit that's comfortable for any kid. One assortment and one size run that covers the trends that kids want in color, style and fit. The reaction to the collection even surpassed our wildest expectations. It generated close to 400 million media impressions and global media coverage following its launch via a single press release. It has been such a hit with kids and parents that we're continuing to offer this product and expanding it in seasons to come. This has been a largely undiscovered brand, so we're working to reintroduce it to speak to both parents and kids. Our Aquarium events is a good example of how we've engaged with parents and their kids. In February and March, we brought adventure and exploration to life through strategic partnerships with 3 of the nation's largest and most popular aquariums, Long Beach, Shedd and the Georgia Aquarium. We drove store traffic, increased revenue and raised funds for conservation. We held in-store events with touch tanks with tortoises, iguanas and more. We invited kids and their parents to spend the night in the Georgia Aquarium and encourage them to share their experiences on social media. We know our moms are social, so we engaged influencers and experiences and pushed out their content through both our channels as well as the influencers and aquarium networks. We're also reinventing the in-store experience for our kids brand. We introduced a new kid store prototype this year on a smaller footprint that's more productive. As with the adult store, it is more open and provides a welcome shopping environment. With open sightlines, our associates can more easily respond to our customers and our customers can more easily move throughout the space. Additionally, the store provides a seating area with Wi-Fi and mobile device outlets and a customer-accessible restroom with a changing table. We know parents are busy and they don't always have time to make it to a store, so we want to be there whenever and wherever they choose to shop. The omni capabilities that we've built as a company are critical to the growth of this brand. 21 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. APRIL 25, 2018 / 1:00PM, ANF - Abercrombie & Fitch Co Investor Day 2018 - New York

Client Id: 77 So stepping back to look at the Abercrombie brand as a whole, A&F and kids. We are excited about just how far we've come on this iconic brand's revitalization journey, and we've only just started to scratch the surface of all of the possibilities. We see longer-term opportunity for growth, building on the brand's heritage and its relevance through making personal, emotional connections with our customers, both new customers and those rediscovering us and falling in love with us all over again. We are truly an iconic global brand. That's undeniable. With stable foundations and the right people, resources and plan to capture a global growth opportunity, I couldn't be more excited about the future as we enter this next phase, transforming while growing. Thank you. I'll now hand it over to Scott, who will bring it all together and talk in more detail about the various levels of our financial performance and how we're planning to reach our targets. Scott D. Lipesky - Abercrombie & Fitch Co. - Senior VP & CFO All right. Thanks, Stacia, and good morning, everyone. I'm excited to spend some time to with you today, obviously. I'm also excited to meet many of you in person. I haven't been able to see many of you in the first couple of months that I've been back, so it's been great to put some faces to the names. My main goal today is to give you a better sense of the key drivers around our financial plan. You've probably been wondering what amazing videos we have pulled together for finance, we have none, which is good. We couldn't come up with anything either. So before I get into the details, I'd like to spend a minute recapping, what you've heard from the team, as it really sets the foundation for the financial objectives. As Fran mentioned, for the past 3 years, we focused on stabilizing and transforming our people, product and process around the customer. We better defined our target customer and developed a deep understanding of what they value. At the same time, we've continued to assess our global market opportunity. We've leveraged this work to create the playbooks that we mention quite often. Coming up, 2017, we've stabilized the business, and we have the team and the structure in place to move to the next phase of transformation and growth. Joanne covered the investments we've made building and enhancing our operating platforms to support the playbooks. These investments have been weighted towards improving the customer journey and the experience throughout across digital, across stores, and then the omnichannel tools that connect the 2. And also, how we engage our customer through improving the experience in our loyalty programs and our innovative marketing approach. As we move forward, we will expect to accelerate investments in data and analytics to help enable us to keep up with this rapidly-changing environment. As we sit here today, we have the foundation and the baseline infrastructure in place to drive growth through this next phase of transformation. Kristin and Stacia talked about where we are in the evolution of each brand and the deep understanding they have of their respective target customers. They also spoke of the opportunities they see across product, voice and experience, which are expected to be key drivers of our sales growth going forward in this next phase. With this backdrop, we'll get into the numbers a bit. As Fran mentioned, over the next 3 years, our goal is to grow the top line and double EBIT margin off the 2017 adjusted base level of 2.9%, while still funding the investments necessary to drive the business. I'll dig into each of these a bit more, but first, from a high level. You start with the top line. We believe that our continued focus on the customer and execution of our playbooks can drive a low single-digit total sales CAGR through the combination of positive comp sales and select global market expansion. On the EBIT margin side, we expect to drive growth through modest gross margin expansion, mainly through planned investments in systems and processes to help us leverage of data to make smarter decision-making across the product life cycle. The goal here, as Fran mentioned, is to drive higher-quality sales growth. 22 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. APRIL 25, 2018 / 1:00PM, ANF - Abercrombie & Fitch Co Investor Day 2018 - New York

Client Id: 77 Next, improve productivity against fixed cost and ongoing expense reductions are expected to drive -- to offset our investments in strategic initiatives that are driving the business. We expect OpEx leverage to be the primary driver of EBIT margin expansion going forward. The results is a strong double-digit adjusted EBIT CAGR, while still funding the transformation investment necessary to drive longer-term growth in sales and EBIT margin. We realize the path may not be a straight line, but we believe you have the plans in place to achieve our goals. Digging deeper in the positive comp sales growth. We believe the continued execution of our playbooks across product, voice and experience will drive our comp. Kristin and Stacia covered the many opportunities they see, going forward. To get a bit more tactical, we see the benefits in comp resulting from the following. The first and primary driver is conversion. Clearly, this is an area where we have the most influence on the outcome. Highlighting a couple of key drivers we see, continued growth in our must-win and must-grow categories. Kristin and Stacia both mentioned the strength that seen in these categories as they continue to distort their focus. Continued investments in tools and processes to optimize the customer experience around the omnichannel tools that we've delivered. Investments in our store associates through training and incentives to improve the experience. Fran mentioned the transformation we've seen in our store's team to drive a customer service focus. There's more to come. Personally, I've been visiting stores here about 7 years, so I've lived both sides of this transformation. And it really has been amazing, the change in the stores. In the past, when we would walk into the stores, we had focus on lighting, how the stacks looked, how the trees looked. It was all about the visual presentation, not a lot of discussion on the customer, no discussion about the business. When we walk in today, before we even cross the threshold, we've already covered the customer, their feedback on the product, how the business is trending, how the team is driving the KPIs, loyalty sign-ups, traffic and conversion, basket size. So it's happened pretty quickly, pretty rapidly over the last 3 years. And the quote that Fran had was, "It was simple but not easy." Changing this culture in 900 stores in a short amount of time has been pretty great. So then move on to traffic. We include the combination of both digital and store traffic. A couple of drivers here. Loyalty, as we invest in the experiential side of the program to drive even better customer engagement. Marketing, from both an increase in spend to expand our brand reach as well as investing in the capabilities to better personalize the customer experience. As a company, it's very important to understand that our brand marketing initiatives are only couple of years in the making. In the past, as I said, we leveraged our in-store visual and our in-store photography as our main marketing message to the customer. Over the past couple of years, both Kristin and Stacia mentioned the significant progress we've made in reaching our target customers in the places and the channels where they spend their time. Finally, we continue to roll out of her store remodels and prototypes across the world, and we expect this to have a benefit to both traffic and conversion. The final piece is AUR, which I'll cover in more detail shortly, but the key drivers are investments in data and analytics to drive smarter pricing decisions, supported by improvements in brand health, as Kristin and Stacia mentioned. To round up the sales opportunity. We believe we can also drive the top line through select global market expansion. This slide summarizes our sales in these markets. As you can see in the gray boxes, in 2017, we had around $800 million of sales in Europe and around $400 million in Asia and the Rest of World. Fran and Joanne both provided an overview of the opportunity we see in Europe and China. We are focused on increasing our penetration in these markets against the $1.5 billion addressable market opportunity. It's important to understand that we'll take a disciplined approach to expanding in these markets. First, we'll leverage digital and wholesale to extend our reach, grow brand awareness and assess customer demand. If we see demand, we will leverage data and analytics to inform the best 23 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. APRIL 25, 2018 / 1:00PM, ANF - Abercrombie & Fitch Co Investor Day 2018 - New York

Client Id: 77 opportunity to drive further growth, whether it's through continued digital investments or adding stores. To be clear, we will only add additional square footage where we have a high probability of return and see a clear need for physical presence. As we think about our path forward on real estate, we expect to continue to close unproductive stores and replace that volume with smaller more productive stores. As we have seen in this trend over the last 3 years, over the period, we closed 152 stores and opened 59 stores, and these new stores delivered over 3x the productivity on average per square foot compared to the stores we closed. We expect to see this trend continue as we reposition the fleet, going forward. In North America, while we plan a net reduction in store count square footage, we still have the opportunity open new stores, but this will be primarily focused on filling in markets where we are underpenetrated, as well as entering high-traffic centers where we currently do not have a presence. Outside of North America, we expect to continue fill in that white space that we've been talking about across Europe and China. We are being measured in the near-term as we read our results. Moving forward, we expect to use our strong balance sheet to accelerate these investments where we are seeing strong returns. Moving on to gross margin, we see the opportunity within gross margin to drive a healthier overall business. We believe there will be a couple of drivers here, both related to AUR. First, we see opportunities through the concept of customer initiative, that Joanne covered, where we expect to optimize the systems and processes across the product life cycle. A couple of examples here that are expected to benefit margin. First, improving our speed to market, as Kristin and Stacia both mentioned, to drive a higher potential full price sell-through. Also leveraging pricing and promotion software to drive process improvements and drive smarter pricing decisions. A key theme across this entire effort is embedding more data and analytics to drive more data-driven decision making. Next, as Kristin and Stacia continue to drive improvement in our brand health, we expect to unlock opportunities in AUR through reduced to promotional intensity. On the AUC fronts, we expect to see some pressure build on raw materials and transportation cost moving forward. We expect to be able to offset a portion of these inflation through our ongoing sourcing initiatives and smarter purchasing. So we expect AUC to be flat to up slightly over the 3-year period. As we execute against these initiatives and leverage new systems and processes, we expect to be able to deliver slight gross margin expansion in 2018 and modest annual gross margin improvement thereafter. Moving on to OpEx, where we'll spend a couple of minutes. This is an area where we've been focusing for several years, as many of you know that have been covering our story. Since 2013, our OpEx reductions and our continuous profit improvement efforts have eliminated over $400 million of gross expense from our cost structure. Some of this has been reinvested back in the business through omnichannel, digital and customer acquisition as well as improving the overall brand experience. As Fran mentioned, expense discipline is now fully embedded in our culture. A question we get often is what's next. As we look out over the next few years, we expect operating expense leverage to drive the majority of our EBIT margin expansion. We see the following opportunities. First, leveraging fixed expenses on comp sales. 2017 was a good example of our ability to leverage expense on sales growth with over 400 basis points of total expense leverage on an adjusted basis. Next, we expect to reduce expenses driven first by store occupancy. Within store occupancy, we expected to couple of drivers. One, we expect to continue to close and rightsize underproductive stores. Over the past 3 years, We've reduced our total square footage by approximately 4% per year, mainly through closure activity. Going forward, net of openings, we expect total square footage to decline in the low to mid-single digits, annually, contributing to both productivity improvements as well as cost efficiency as the customer continues their shift to digital. We also expect to leverage lease expirations to drive rent reduction. In 2017, we reduced total store occupancy expense by over $30 million, year-over-year, excluding the impact of lease termination charges, while growing a top line. We continue to work to better align our occupancy 24 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. APRIL 25, 2018 / 1:00PM, ANF - Abercrombie & Fitch Co Investor Day 2018 - New York

Client Id: 77 with our store productivity. As Joanne mentioned, we have about 60% of our leases expiring over the next couple of years, which means we have many opportunities to further drive rent savings. We also expect to drive efficiencies through next phase of our transformation efforts, and ongoing continuous profit improvement initiatives. A couple of examples here, first, optimizing, as Joanne mentioned, the tools and processes around fulfillment as we continue to see great adoption of the omnichannel tools we have delivered. Next, an example within our concept to customer initiatives where we are pursuing cost savings by changing how and when we deliver to our stores each week. These savings opportunities are expected to be partially offset by investments in our strategic initiatives as well as inflationary pressures. On the investment side, we expect to increase our marketing spend to expand our brand reach and drive increased customer engagement. And as I mentioned multiple times so far, we plan to increase investments in data analytics capabilities. On the cost side, the shift to digital is expected to bring along additional variable costs, and we also expect to see continued inflation in wages and transportation costs. As we move forward, our focus is reduce and leverage our fixed cost structure to drive a healthier, more variable operating model while continuing to fund our strategic initiatives. Turning to capital allocation. We believe a disciplined approach to managing capital is core to our role of creating shareholder value. When it comes to deploying capital, our philosophy is and will remain the same. Our #1 priority is to invest in the business as we lead the brand through this critical period of transformation, and we build on the foundations we've layed for sustainable long-term growth. Over the next 3 years, we expect annual capital expenditures of between $125 million and $175 million, which could trend higher based on the evaluation of potential opportunities that I'll cover shortly. Compared to 2017 levels, our current plan reflects a slight acceleration of new store expansion as well as projects to improve fleet productivity and drive customer engagement through the digital channels. This would include investments in store remodels, store prototypes, marketing tools, omni capabilities and loyalty and digital infrastructure. For remodel specifically, we see the opportunity to remodel 100 to 150 Hollister stores over the next 3 years and 50 to 75 A&F stores over the next 3 years. Our next priority is to return excess cash to shareholders through dividends and share repurchases. We have paid a dividend of $0.80 per share, annually, which we expect to maintain. As we've said in the past, we also consider share repurchases as a way to return cash to shareholders, which we evaluate on a quarterly basis. In the first quarter of 2018, we repurchased approximately $19 million worth of stock. And with close to 6 million shares remaining on our current repurchase authorization, we will continue to evaluate share repurchases against other potential uses of our excess liquidity. Our capital allocation strategy is designed to ensure we maintain a strong balance sheet to ensure we have the appropriate resources available to execute against our plans. Based on our risk-bearing capacity analysis, reflecting the volatility of our industry and where we sit in our transformation, we've established a minimum target liquidity of $700 million, which includes gross cash and available borrowings under our ABL facility. Due to the seasonal nature of our business, our actual liquidity will trend higher than this minimum as we move through cash flow peaks and troughs throughout the year. After a strong finish of 2017, we came into 2018 with $935 million of liquidity. As we move through 2018, we expect to exceed our liquidity target, as we evaluate the acceleration of potential investment opportunities. This is in addition to the $125 million to $175 million capital level I mentioned a minute ago. Some of these opportunities that we see, accelerating store closures, including flagship, lease buyouts and kickouts. We've discussed a couple of examples today in Hong Kong and Denmark for Abercrombie. Store remodels, including rightsizes, and Hollister, we've been on this path for a while now. But at the end of 2018, we expect only have less than 50% of our global footprint in the new prototype. New store openings in markets where we are underpenetrated. We've talked a couple of times about Europe and China and the opportunities we have there. On the last point, we expect our transformation initiatives to highlight areas for incremental investment, including for example, store technology, backend system enhancements and data analytics tools. I will close with a summary of our financial objectives. We believe we can drive sustained value creation and shareholder return through the multiple growth opportunities the team has outlined today. Our performance in 2017 demonstrates the EBIT margin expansion we can deliver when we execute and invest in our playbooks. With the solid foundation in place and a clear plan of action, we expect to drive sustainable top-line growth, improve gross margin and leverage operating expense to double adjusted EBIT over the next 3 years. We have a strong balance sheet and a disciplined approach to managing capital and our liquidity. We will leverage this to drive investment through our next transformation phase, which will enable continued sales and EBIT margin expansion when we reach the third phase that Fran mentioned, accelerated growth. I'll now hand it back to Fran for closing remarks. Fran Horowitz-Bonadies - Abercrombie & Fitch Co. - CEO & Director Okay. Well, Thank you Scott and Joanne and Kristin and Stacia for sharing our story today with everybody, all the work that we have done over the past few years to stabilize the business and build this platform, the exciting opportunity that we have ahead of us and the details of our near-term plan. And how over the next few years, through 2020, we will continue to transform the business while growing. But before we take your questions, I want to spend a few minutes talking about our culture. In the past few years, there has been increasing importance put on culture, and what I like to call, corporate character to an organization's success. We could not agree more. We believe, our culture is one of our critical assets and a real source of competitive advantage, and yet, that's one of the areas that's probably least understood about us as a company, and we want to 25 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. APRIL 25, 2018 / 1:00PM, ANF - Abercrombie & Fitch Co Investor Day 2018 - New York

Client Id: 77 make sure you leave here today understanding who the real A&F is, our company and our people. We are committed to global, human and labor rights and to ensuring that our products are only made in safe and responsible facilities. We partner only with those suppliers who respect local laws and share our dedication to the best practices in human rights, labor rights and workplace safety. We believe that business should only be conducted with honesty and respect for the dignity and rights of all people. Since 2008, we have partnered with 'health enables returns' project initiative, or Her Health, to promote sustainable partnerships in emerging economies to improve the general and reproductive health of female workers. We've also partnered with Room to Read, since 2008. We've been able to identify areas in need near factories where A&F can make a significant contributions to local libraries. We're also a signed partner for buyer partner Better Work, a partnership between the International Labor Organization and the International Finance Corporation that brings together governments, employers, workers and international buyers to improve compliance with labor standards and promote competitiveness in global supply chains. Since 2013, A&F has donated more than $5 million in clothing to World Vision, a global humanitarian organization. And for the past 12 years, we have received a perfect score, 100%, on the human rights campaign's Corporate Equality Index. The CEI evaluates LGBTQ related policies and practices including nondiscrimination workplaces, domestic partner benefits, transgender inclusive healthcare benefits, competency programs and public engagement with the LGBTQ community. Our culture is what has kept us a tightly-knit team, so resilient during the tough times and focused on the future and brought us into this exciting, transforming, while growing, phase. It's honestly one of the first things that drew me to explore this opportunity at A&F and ultimately, to join the company when it's future was far from certain. That's why I really do love going to work every day. Whether that's to our beautiful home office campus, our stores around the world, or spending time with our vendor partners, also around the world. The energy and passion that our teams have is really contagious. We have a truly diverse company, open, welcoming, collaborative, curious, generous, passionate and compassionate. We aim to have a positive impact in all of the many communities in which we are present. All our various on-topic endeavors reflect that aim. And one of our most important partnerships in this area is with SeriousFun Children's Network, founded by actor and philanthropist, Paul Newman. SeriousFun is a global community of camps and programs for kids with serious illnesses in their families, specially designed facilities and programs to allow every child the opportunity to experience the magic of camp, always free of charge. Whether through summer camp, siblings and family weekends, hospital outreach programs or a number of other camp inspired activities, being sick takes a backseat to being a kid. Our associates are incredibly passionate about this partnership. In fact, my family has also spent time volunteering as camp counselors. It is an amazing and truly life-changing experience. With this video, I think, you'll understand who A&F is today. And after the video, we are going to welcome some questions up on stage. So thank you. (presentation) Okay, so we're gonna take some questions. Just give us 1 minute to get our seats arranged up here. Brian P. Logan - Abercrombie & Fitch Co. - VP of Finance & Controller So as the team assembles, I thought I'd go through couple of ground rules. If you have a question, if you wouldn't mind please raising your hand and we'll bring a mic over to you. We also ask that you state your name for the benefit of those listening on the webcast and also, if you could try to please limit yourself to 1 question so we can get to as many as possible. We would appreciate it. I think we're ready for questions now it looks like the team is situated. Thanks. Go ahead, Matt. Matthew Robert Boss - JP Morgan Chase & Co, Research Division - MD and Senior Analyst Matt Boss, J.P. Morgan. So if you exclude the changes in store occupancy, I guess, what's the underlying trajectory in operating expense dollars, as we think about the 3-year plan? Meaning, is it lower store occupancy more or less offsetting your growth investments or just the best way to think about the expense trajectory in the next couple of years? Scott D. Lipesky - Abercrombie & Fitch Co. - Senior VP & CFO Yes, I'll kick that one off. So as we came into 2018, our outlook was for a plus 1 in total operating expense. As we move over the 3-year period, we do expect, as you mentioned, store occupancy to be a key driver of leverage for us as as well as cost reduction. But it doesn't stop there. We get back to our continuous profit-improvement initiatives. There is additional opportunity throughout the P&L where we will find additional savings, 26 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. APRIL 25, 2018 / 1:00PM, ANF - Abercrombie & Fitch Co Investor Day 2018 - New York

Client Id: 77 and we will use those savings to help invest back into the business through marketing, through loyalty through omnichannel. And this will help us to accelerate through this transformation phase. So there is no finish line here, and we will continue to look for more opportunities to drive expense leverage. Brian P. Logan - Abercrombie & Fitch Co. - VP of Finance & Controller Lorraine? Lorraine Corrine Maikis Hutchinson - BofA Merrill Lynch, Research Division - MD in Equity Research and Consumer Sector Head in Equity Research It's Lorraine Hutchinson from from BofA. Driving positive comps and gross margin expansion is, it's the goals, it's certainly a tricky one. How are you thinking about quality of sales? And how confident are you that the customer is ready for you to reduce the promotional cadence and for them to pay a higher price to drive that gross margin? Fran Horowitz-Bonadies - Abercrombie & Fitch Co. - CEO & Director Thanks, Lorraine. I'll start. So as we talked about today with our playbooks, when we get the product, the voice and the experience correct, our customer responds. And as we've seen the progress that we've made over the past several years, that has proven to be true. Certainly, in the fourth quarter, where we saw the return to positive comps for A&F and certainly, a very nice trajectory continuation for Hollister throughout the year. Brand health and quality of sales is something that is intrinsically important to us for our long-term growth. Perhaps, we could talk about one of the ... Kristin Scott - Abercrombie & Fitch Co. - President of Hollister Brand Yes, I would say the speed-to-market initiatives that we have going on and the closeness to our customers, those combined, give us a lot of confidence in being able to sell more at regular-price. We're already seeing it with the example I already gave you with the roses. We really had such a high sell through in that product and it was because we were fast and the customer really, really loved it. The more we are able to execute those speed-to-market initiatives and continue to be close to our customer, we've got a lot of confidence. Joanne C. Crevoiserat - Abercrombie & Fitch Co. - Executive VP & COO And Lorraine, I'll jump in with just a couple of other examples. We are now beginning to implement some pricing data and analytics, which we haven't had in our arsenal before. So we expect to make better decision around pricing through the lifecycle of that product, as we apply those new tools. And we talked a little bit about leveraging our loyalty program. It's a pretty new program for us. We've got 14 million members now. We believe that as we segment -- use that data to segment our promotions and target them better for our customers, we'll also be able to drive improvement in AUR. Brian P. Logan - Abercrombie & Fitch Co. - VP of Finance & Controller Thanks, Lorraine, I think Brian has a question,. Brian Jay Tunick - RBC Capital Markets, LLC, Research Division - MD and Analyst Brian Tunick, RBC. Two questions, one, maybe can you talk about AURs, maybe where they are now versus 5 years ago maybe by brand? Where's the biggest opportunity in AUR or category? And then, maybe, from a margin perspective to get to a 6%-ish operating margin, any views by division, by channel, by geography? Anything you could help us get some more color on that operating margin target? 27 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. APRIL 25, 2018 / 1:00PM, ANF - Abercrombie & Fitch Co Investor Day 2018 - New York

Client Id: 77 Joanne C. Crevoiserat - Abercrombie & Fitch Co. - Executive VP & COO I will kick it off with the AUR comment, Brian. We have seen pressure over a number of years in AUR, both with just the competitive environment as well as FX has been a driver of AUR pressure for us. We believe that we have opportunity to reduce the promotional intensity. Our ticket price structure, we feel, is adequate and we're positioned where we need to be from a ticket price structure. So we don't expect significant changes in the way we position our tickets and our assortments to our customers. But we do have an opportunity to reduce the intensity -- the promotional intensity and the depth of those promotions out the door through a lot of the initiatives that we talked about. And in terms of where we see that applying -- we do see that applying broadly across both brands. And as it relates to the geography question, we have seen a return of a much healthier business in North America, in 2017 specifically, we're very pleased with the progress we've made in North America, it's super important for our business. But also, as we increased the penetration of our international businesses, that business is more productive and more profitable. So that should also be a benefit. Brian P. Logan - Abercrombie & Fitch Co. - VP of Finance & Controller Marni? Marni Shapiro - The Retail Tracker - Co-Founder You talked a lot about the customer, could you update us on what you're doing personals -- with personalization, both on the product side and on the marketing side? And then also, specifically in China, can you talk about the use of KOLs as you grow the business there? Fran Horowitz-Bonadies - Abercrombie & Fitch Co. - CEO & Director I think that's a perfect question for the brand presidents, go ahead. Stacia J. Andersen - Abercrombie & Fitch Co. - President of Abercrombie & Fitch/Abercrombie Kids Brand Personalization is, as you know, the next frontier for us. And part of the reason we're so passionate about the Loyalty Program is because it gives us the data individually about customers. About how they shop, what appeals to them and how we can best send them the right message at the right time. So we're using the data from the Loyalty Program to segment how we might communicate with our customers. We're early in the journey. We're in a test-and-learn phase, but that is a good example of a way that we are continuing to gather the data and then make sure that we respond. From a marketing standpoint, as you all know we get real-time feedback on social media. If they like us immediately, they show us what they like and that show us what we -- what they don't. And we can sort of dig into that information to better customize what we're delivering to what audience at what time, and make sure that that's really how we are engaging with them. We are both working with KOLs because we know that that is what our customers really respond to. But they are smart. So we have to be strategic. We have to make sure it's an authentic conversation. There's a big difference between a paid-to-play post and somebody who's authentically connected to our brand, and so that's why the tie in both brands between experiences and putting the KOLs in those experiences to provide the authentic content is so much more important than somebody holding up a sweat shirt and saying, please buy this. So that's really what we're working through. Kristin Scott - Abercrombie & Fitch Co. - President of Hollister Brand I would add to that a couple of things on product and personalization. The segmentation example that I shared with denim was the first time we had really gotten into that level of personalization within product. So really understanding a store in Germany being very different than a store in London in terms of the denim assortment that they want. So that's a first step for us and really getting to know the customer and getting the product right by store, based on customers. So I would consider that personalization. And then the KOL question, even looking at the H collective 28 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. APRIL 25, 2018 / 1:00PM, ANF - Abercrombie & Fitch Co Investor Day 2018 - New York

Client Id: 77 that I shared, that's initial strategy for us in the U.S. but we want to learn from that and then of course, expand it broadly. So we will be taking what we learn from them and expanding it internationally. Fran Horowitz-Bonadies - Abercrombie & Fitch Co. - CEO & Director And Joanne -- I'm sorry, Joanne had mentioned our TMO, our new transformation management office, and this is one of the WorkStreams that is embedded within that to make sure that we are focused on marketing, personalization, and loyalty. Brian P. Logan - Abercrombie & Fitch Co. - VP of Finance & Controller Thanks for the question, Marni. Janet has a question upfront? Janet Kloppenburg Janet Kloppenburg from JJK research. Just a couple of points of clarification before my question, is -- if there were flagship closings, they would be upon lease expiration, just a question. And on AUC pressure, I assume you feel like you have more room for AUR improvement to offset that cotton pricing increase, if you could? And then just for the brand presidents, just talk a little bit about your filter and how you keep the brands distinguished. So Stacia talked about the music festivals for A&F, but right now on the website for Hollister there's a big music Festival theme going on. So I did see the brands become better differentiated during the fall but right now, they feel a little closer, actually A&F feels a little younger. So I was wondering if you could talk a little bit about that filter. Fran Horowitz-Bonadies - Abercrombie & Fitch Co. - CEO & Director So for that 3 part... Joanne C. Crevoiserat - Abercrombie & Fitch Co. - Executive VP & COO I remember the first question. I'm going to answer that one. The flagships, I remember the first question as well. On the flagships, Janet, they won't -- they don't necessarily, they won't necessarily be all at lease expiration. We do have lease expirations that go from now and into the future but we're also actively working with our landlords on different solutions. And in the case of our Hong Kong Pedder Street lease, it was not at a termination. We did have a kickout embedded in that lease that we exercised, but did pay an early termination fee for that, and that is one of the uses of capital that we expect as we continue to negotiate with our landlords overseas. Fran Horowitz-Bonadies - Abercrombie & Fitch Co. - CEO & Director And similarly as you mentioned too, we just recently did a kickout in Copenhagen, same thing. It was not the end of the lease but it was a kickout that was -- had an opportunity for us. So... Scott D. Lipesky - Abercrombie & Fitch Co. - Senior VP & CFO Yes, on the AUR AUC side, yes, we expect AUR to slightly outpace the AUC growth over the period 3-year period to drive the margin. 29 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. APRIL 25, 2018 / 1:00PM, ANF - Abercrombie & Fitch Co Investor Day 2018 - New York

Client Id: 77 Kristin Scott - Abercrombie & Fitch Co. - President of Hollister Brand As far as the customer and how we keep them differentiated, the teams are very, very, very focused on the target customer. So at Hollister it's about the team, and as Stacia mentioned, the target customer is 21 to 24 at Abercrombie. But there are trends that cross over all ages. So the festival, using your example, what we learned from our customer research is that while a lot of teens aren't necessarily going to Coachella, they aspire to be at the festival. And so what we did with our campaign is more around festival found, and we had the kids creating the festival in their hometowns and really celebrating the festival mindset. And we did have some kids at Coachella as well, but it was really about festival found and how can all teenagers participate in the festival without actually being there, different than the way Abercrombie handled it. So it's all about the projection and making sure that it's appropriate for a teen projection versus what a 21 to 24 -year-old might be doing. Stacia J. Andersen - Abercrombie & Fitch Co. - President of Abercrombie & Fitch/Abercrombie Kids Brand So we spend -- across our brands, so we spend a ton of time with our customers. And quite frankly, we learn from each other. So as you look at the playbooks and products and voice and experience, there are things, like Kristin said, that are going to cross across brands where we can learn from each other and then figure out how it might apply to our customer. But the festivals are a great example. We will invest where our customers are and weekend getaways and spending time with our friends. We learned a lot about them, which is, basically, they all have different income streams at the first part of their career. And so generally, the ones that make the least amount of money, the ones that make more money come to them. So you might live in New York City or live in Ohio and the kids in Ohio may come to New York City for the weekend. So weekend getaways are super important to our target customer, and we want to make sure we're meeting them there differently then where a teenager might watch Coachella or see it and then sort of participate in it at home. So we're very focused both product, experience, voice on specifically what our store environment looks like, who our customer is, and how we communicate with them. Kristin Scott - Abercrombie & Fitch Co. - President of Hollister Brand I think, just add one more thing to that. The high school Nation tour, that I mentioned, that's a high school music festival that we bring to the high schools, so it's on-campus but its music festival on campus. So it's really just making it appropriate for that age. Fran Horowitz-Bonadies - Abercrombie & Fitch Co. - CEO & Director So I think -- I'm gonna add one more thing. So I think we started today talking about the journey. And where we started, Janet, and how similar the product was specifically in the stores when I made this leap to join. And when you go to the stores today, you will see that the teams are very focused on knowing who their customers is and the product is very differentiated. As I go through creative concept and all the other milestone meetings that we have getting ready to deliver our product, it is very clear that the teams know who their customers are, and they are differentiated. It's been really exciting to watch the whole evolution of it. Kristin Scott - Abercrombie & Fitch Co. - President of Hollister Brand And hopefully, even with the set up outside, you can see that -- the different -- the outfit looks, hopefully you see the difference in the brands. Brian P. Logan - Abercrombie & Fitch Co. - VP of Finance & Controller Thanks, Janet. I think Kimberly has a question? Kimberly Conroy Greenberger - Morgan Stanley, Research Division - MD Kimberly Greenberger from Morgan Stanley. I had just 1 clarification on CapEx. My question is on revenue. On CapEx, I think you've guided $130 million for this year. During the presentation that Scott made, you mentioned, CapEx could go higher. I wasn't sure if you meant it might go higher 30 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. APRIL 25, 2018 / 1:00PM, ANF - Abercrombie & Fitch Co Investor Day 2018 - New York

Client Id: 77 this year or we should maybe expect a rising trend in future years? So I just wanted to clarify that. And then, on revenue, Fran, you talked about $5 billion Family of Brands and last year revenue was $3.5 billion. So I'm trying to just understand the bridge from $3.5 million to $5 million, given the guidance for total revenue growth of low- to mid-single digits. And what sort of a timeframe would you put around the $5 billion target? Fran Horowitz-Bonadies - Abercrombie & Fitch Co. - CEO & Director So I'll start with the second part, and you can go with the first part. Scott D. Lipesky - Abercrombie & Fitch Co. - Senior VP & CFO Yes. Fran Horowitz-Bonadies - Abercrombie & Fitch Co. - CEO & Director So today we talked a lot about the 3 phases of our journey. The one that we just completed, which was the stabilizing part of our journey. Phase II is growing, while continuing to invest in the business, and stage III would be the accelerating phase. So when we discussed the addressable market that's out there, what we did was, we used our U.S. market penetration to understand what those opportunities are. So in the next 3 years, we're going to do a tremendous amount of testing and learning, like we've talked about: opening up stores, understanding how quickly we can move. Once we have all of that understanding, we move to Phase III, that's when we'll be discussing the attainment of the $5 billion. Scott D. Lipesky - Abercrombie & Fitch Co. - Senior VP & CFO Yes, on the capital. No change to our outlook for 2018 of $130 million of capital. The $125 million $175 million range is more meant to be over the 3-year period. So we would expect that to increase if we find those opportunities within real estate, would be a key driver. Brian P. Logan - Abercrombie & Fitch Co. - VP of Finance & Controller We have a question with Dana over here -- [Aliya] -- Dana in the front, sorry? Dana Lauren Telsey - Telsey Advisory Group LLC - CEO & Chief Risk Officer Dana Telsey, TAG. As you look at the remodels that you've done, can you just go over the cost and return profile, how it differs by brand and what you're looking for? And then, just on the wholesale opportunity, how do you see that by brand and what that margin contribution can be? Joanne C. Crevoiserat - Abercrombie & Fitch Co. - Executive VP & COO I'll jump in on that, Dana. We haven't disclosed the cost for each remodel. We are making sure that we deliver the right return, which is why the remodel -- the pace of remodels have been what we've rolled out. We want to make sure that we deliver a return on those investments, and we make sure that we have the lease term available. We're in a space that we want to be in for the length of time that we need to be there to see that return, and we've been very pleased with the results we've seen, as we mentioned from a top-line standpoint. In the Hollister brand, where we've had a little bit more experience here, we've seen those remodels deliver a high single-digit sales comp lift versus the control stores, and that change has been sustained. So as we have been continuing to roll out these remodels, we're choosing the locations we believe that will drive a return and we've been pleased with those returns. As it relates to the A&F remodels and prototypes they're pretty new, and we're still reading them. We're very pleased with the level of productivity and the response we're seeing from our customers. We continue in both sides of the equation to focus on the cost of those remodels to decrease the cost, because the lower we get those costs, the more stores that we can remodel. So there is motivation 31 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. APRIL 25, 2018 / 1:00PM, ANF - Abercrombie & Fitch Co Investor Day 2018 - New York

Client Id: 77 all around. These 2 [brand presidents] all want all of their stores to be remodeled tomorrow so we apply equal pressure to the teams to lower the cost. Kristin Scott - Abercrombie & Fitch Co. - President of Hollister Brand To that point, we're testing even in that realm so that we can test different versions of the remodel to see how they impact the customer experience in the sales. Fran Horowitz-Bonadies - Abercrombie & Fitch Co. - CEO & Director But the key to this strategy though has been becoming more productive. And what's really exciting, I think the slide that Scott had shown, that the stores we have opened in the recent couple of years have been the most productive stores that we have in our fleet. So we really feel that, that is a nice set for our strategy, going forward. Joanne C. Crevoiserat - Abercrombie & Fitch Co. - Executive VP & COO I can't remember the second part of your question. Dana Lauren Telsey - Telsey Advisory Group LLC - CEO & Chief Risk Officer The wholesale opportunity Joanne C. Crevoiserat - Abercrombie & Fitch Co. - Executive VP & COO Yes, the way we think about wholesale. It has been and continues to be a way to extend our brand reach in markets where we are underpenetrated. So as we entered with those wholesale partnerships in Europe, specifically with Zalando, NEXT and ASOS, it was a great way to get our brands on their websites and in front of more customers. And as we mentioned today, we have an opportunity to further penetrate those markets. So from a brand awareness perspective in getting our brands in front of new customers, it's been a real win. And we see those partnerships continuing to grow. On the other side of the equation, we see Asia with Tmall. I think Stacia mentioned it, most of the digital business in China is done on Tmall. And it's been a great partnership for us. It's not a wholesale relationship, it's more of a marketplace platform that we've leveraged, but with the same objective to really get our brands -- extend the reach of our brands and drive brand awareness. Brian P. Logan - Abercrombie & Fitch Co. - VP of Finance & Controller Thanks, Dana. Next question is right here in the front. Go ahead, [Aliya]. Douglas Drummond - Wolfe Research, LLC - Research Analyst Douglas Drummond, Wolfe research. Scott, given the puts and takes of the OpEx line and the potential for incremental lease kickouts, how should we think about the required comp to leverage OpEx over the next 3 years? Scott D. Lipesky - Abercrombie & Fitch Co. - Senior VP & CFO Yes, like I said, there are puts and takes within that formula. It's hard to give you a specific number. As we came into 2018, our outlook was a 1% OpEx increase as well as a low-single digit sales increase, so we will see the leverage there. As we move forward, couple of variables we'll see is the 32 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. APRIL 25, 2018 / 1:00PM, ANF - Abercrombie & Fitch Co Investor Day 2018 - New York

Client Id: 77 continued -- our ability, I would say, on the gross margin line to improve -- to stabilize and improve the gross margin as well as continue to see the sales growth in the OpEx. On the OpEx side, as I mentioned earlier, we will continue to drive efficiency throughout the model, we will reinvest that back into the business to drive acceleration through this phase. So in the end, we expect the ability to double our EBIT margin over the next 3 years. Joanne C. Crevoiserat - Abercrombie & Fitch Co. - CEO & Director That would be primarily driven, Doug, from... Scott D. Lipesky - Abercrombie & Fitch Co. - Senior VP & CFO Through the OpEx. Joanne C. Crevoiserat - Abercrombie & Fitch Co. - Executive VP & COO Through the OpEx leverage. But we do expect modest gross margin expansion, but the majority of the EBIT expansion will be through OpEx leverage. Scott D. Lipesky - Abercrombie & Fitch Co. - Senior VP & CFO Right. Brian P. Logan - Abercrombie & Fitch Co. - VP of Finance & Controller Let's go back to Dylan in the back. Dylan Douglas Carden - William Blair & Company L.L.C., Research Division - Analyst Dylan Carden from William Blair. So in regards to the 6% EBITDA margin, what are the structural headwinds to kind of get you past that level, in the context of the comment that you would ultimately look to be in line with the industry profitability? And I guess embedded in that question, what is the ultimate drag -- I get that online is more profitable currently, but as you see as you sought of ramp-up stores from a profitability standpoint, how has that become a drag and are you growing profitability in that space now? Fran Horowitz-Bonadies - Abercrombie & Fitch Co. - CEO & Director Go ahead. Joanne C. Crevoiserat - Abercrombie & Fitch Co. - Executive VP & COO I think in terms of accelerators beyond that timeline it really depends on how fast we get traction, on a number of fronts, both the data and analytics capabilities that we're investing in we expect to drive a lot more efficiency in the way we fulfill product, particularly in our omnichannel efforts and our DTC business. The pace of remodels and new stores will be driven by the response we see from our customers to the stores -- new stores and new experiences we are rolling out. So I would say, it's a pacing conversation about how quickly we get traction on a number of the initiatives that we're embarking on. 33 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. APRIL 25, 2018 / 1:00PM, ANF - Abercrombie & Fitch Co Investor Day 2018 - New York

Client Id: 77 Brian P. Logan - Abercrombie & Fitch Co. - VP of Finance & Controller Next question. Susan Kay Anderson - B. Riley FBR, Inc., Research Division - Analyst Susan Anderson B. Riley FBR. Just a follow-up on the pricing data and analytics that you guys mentioned. Just curious, what you using any tools before? I think you said you're implementing them now, so how long before they are implemented and you start to see a benefit from them? And then also, are these new tools or are they something as simple as markdown optimization? Joanne C. Crevoiserat - Abercrombie & Fitch Co. - Executive VP & COO We -- I'd like to say that we had very sophisticated pricing tools that we were already using and this was the next phase. This is actually our first foray into price data and analytics leveraging that. We've done some light lifting, I would say, on analytics to inform our pricing. We do a lot of benchmarking and making sure that we are -- our ticket pricing and we do the elasticity analysis around that to make sure it's effective. But the tools that we're putting in now are pricing tools, price and promotional optimization we'll be implementing that throughout this year. We would expect to really see the benefits as we move into 2019. On the other side, I talked about size optimization tools and that's a situation where we have tools today that we are improving and we expect that the improvements in the size-optimization tools will drive better allocation decisions and allow us to drive better sell-through at reg price. Brian P. Logan - Abercrombie & Fitch Co. - VP of Finance & Controller We'll take one -- I guess we'll just stick back there since the mic is back there. Go ahead, [Makenzie]. Thank you. Janine M. Stichter - Jefferies LLC, Research Division - Equity Associate Janine Stichter from Jefferies. Can you just give us a little more color on the evolution of the Abercrombie brand away from a flagship-based international strategy towards a more mall-based one. What will the timeline look like for the rollout of mall-based stores there. And then can you give us any sense of what the four-wall profitability currently looks like on the flagships, if there's any variance between the flagships? And then maybe how that compares to where the Hollister international mall-based stores are right now just so that we can have a point of comparison and what the opportunity is. Stacia J. Andersen - Abercrombie & Fitch Co. - President of Abercrombie & Fitch/Abercrombie Kids Brand I'll start with the evolution of flagship stores in Abercrombie, and it really is we're really excited to be moving to a mall -- primarily mall-based approach in Abercrombie. We've had a lot of success in that approach in Hollister and we've proven that's really where our customer is and where we can develop a local customer. So we are incredibly encouraged to be doing that. And one of the best examples is in our Hong Kong market. We took a store of the flagship location which was a very big store. Some of you have probably been there, very dark and intimidating and we moved to Harbour City mall to a much, much smaller space where we are doing the same sales volume out of the smaller space that we were doing in the flagship store. So that's more than tripled the productivity in those stores. So we are testing and learning our way through these new flagships -- or these new mall-based stores. It really is on a case-by-case basis, so every flagship we run has a different landlord, has a differently lease situation and so we're working to move toward that, but we certainly know that the opportunity's there, that's been proven in both the Abercrombie brand and has been proven in the Hollister brand. 34 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. APRIL 25, 2018 / 1:00PM, ANF - Abercrombie & Fitch Co Investor Day 2018 - New York

Client Id: 77 Fran Horowitz-Bonadies - Abercrombie & Fitch Co. - CEO & Director In terms of the profitability profile. In aggregate our flagship stores in Europe are profitable and we just -- we know that we've seen pressure in traffic and that's been consistent pressure with tourist traffic dropping off over a number of years. So we are working very hard to make sure we are cultivating not only that tourist customer but a local customer. There are a couple of pieces to how we're driving that, one is a mall-based strategy to get our brands and malls where we see more local customers on a regular basis, but also rolling out our loyalty programs internationally so that we can cultivate a more local and a more loyal customer base and enable us to reach out to them more frequently. Scott D. Lipesky - Abercrombie & Fitch Co. - Senior VP & CFO Just the last piece on liquidity. We are holding liquidity as we move through 2018 to be able to attack these opportunities as they come up one-by-one. Brian P. Logan - Abercrombie & Fitch Co. - VP of Finance & Controller Thanks for the question -- I think we have time for one more question. We'll take the one upfront. Tiffany Ann Kanaga - Deutsche Bank AG, Research Division - Research Associate Tiffany Kanaga, Deutsche Bank. I know today has been much more long-term focused, which is great. But is there anything you can provide around quarter-to-date trends or recent qualitative observations to show continued progress in your transformation now that the first quarter is just about wrapped up? Fran Horowitz-Bonadies - Abercrombie & Fitch Co. - CEO & Director I guess to say back to you, Tiffany, today really was about our long-term. We really wanted to make sure that everybody left today understanding the A&F of today. The journey that we've been in, the 3 phases of transformation that we -- the 2 phases of transformation that we talked about and certainly our third phase of accelerated growth. So we look forward to chatting with everybody on our Q1 call, but we can't discuss current business today. Brian P. Logan - Abercrombie & Fitch Co. - VP of Finance & Controller That concludes the Q&A but before we leave you I think Fran wanted to make a couple of closing remarks. Fran Horowitz-Bonadies - Abercrombie & Fitch Co. - CEO & Director I just really want to say thank you to everybody for coming today and for those of you that are on the web with us. We hope you leave today with our goals intact which is certainly, understanding who the new A&F is, understanding that we have iconic, global brands and 2 promising sub-brands. An incredible team and company really poised for continued execution and an ability to get those playbooks continuing to work in our favor and our ambition, as you asked many questions about, for our long term growth as well. So again, we're just excited that you're all here today and we could share with you and thank you for coming. 35 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2018 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. APRIL 25, 2018 / 1:00PM, ANF - Abercrombie & Fitch Co Investor Day 2018 - New York

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